Exhibit 10.1
Confidential Treatment Requested:
Confidential portions of this document have been redacted and have been filed separately with the
Commission.
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 30th day of November, 2006, by and between Micrus Endovascular Corporation, a Delaware corporation (the “Purchaser”); Micrus Design Technology, Inc., a Delaware corporation (“Purchaser Sub”); VasCon, LLC, a Delaware limited liability company (the “Seller”); [***], collectively, the “Members” and each a “Member”). Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.
RECITALS
     WHEREAS, Seller is engaged in the development, manufacture, distribution and sale of vascular access products and accessories and the development, manufacture, distribution and sale of equipment and processes used in the manufacture of such access products and accessories (the “Business”);
     WHEREAS, the Members own 9,500,000 units of ownership interest in Seller, which constitute 100% of the outstanding ownership interest in Seller; and
     WHEREAS, Purchaser, through its wholly owned Purchaser Sub, desires to purchase from Seller and Seller desires to sell to Purchaser Sub substantially all of the assets, properties, rights and claims of, or related to, the Business on the terms and conditions set forth herein; and
     WHEREAS, concurrent with the execution of this Agreement, (i) Purchaser and certain of the Members and Key Employees will enter into a mutually acceptable offer letter or consulting agreement, the effectiveness of which will be conditioned upon the Closing of the Transaction; and (ii) Purchaser, Purchaser Sub and each of the Members will enter into a mutually acceptable confidentiality and non-competition agreement, the effectiveness of which will be conditioned upon the Closing of the Transaction.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
ARTICLE 1. THE TRANSACTION
     1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser Sub, and Purchaser Sub shall purchase from Seller, all of Seller’s right, title and interest in, to and under the assets, properties, goodwill and rights of Seller used in the conduct of the Business of every nature, kind and description, tangible and intangible, wherever located, whether or not carried on the books of

Seller (other than the Excluded Assets) (collectively, the “Purchased Assets”), including the following:
          (a) Receivables. All accounts and notes receivable, checks, negotiable instruments and chattel papers (the “Receivables”), including the Receivables listed on Schedule 1.1(a);
          (b) Inventory. All inventory of Seller Products and its components, wherever located and whether held by Seller or third parties, including all raw materials, work in process, samples, packaging, supplies, service parts, purchased parts and goods and damaged or fragmented inventory and the finished goods listed on Schedule 1.1(b) (collectively, the “Inventory”) and any and all rights to market and sell all such Inventory;
          (c) Machinery and Equipment. All tools, dies, jigs, molds, patterns, machinery and equipment (including manufacturing assembly and test equipment), wherever located and whether held by Seller or third parties (the “Machinery and Equipment”), including the Machinery and Equipment listed on Schedule 1.1(c);
          (d) Personal Property. All personal property, office furnishings and furniture, display racks, shelves, decorations, supplies and other tangible personal property (the “Personal Property”), including the Personal Property listed on Schedule 1.1(d);
          (e) Cash. Cash, cash equivalents and marketable securities;
          (f) Leased Real Property. All rights in, to and under the real estate leases listed on Schedule 1.1(f) (the “Real Property Leases”), together with all of Seller’s right, title and interest in and to all land, buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located thereon (the “Leased Real Property”);
          (g) Personal Property Leases. All rights in, to and under leases of personal property to which Seller is a party (the “Personal Property Leases”), including the Personal Property Leases listed on Schedule 1.1(g);
          (h) Intellectual Property. All Seller Intellectual Property and Seller Intellectual Property Rights, including without limitation the Seller Intellectual Property listed on Schedule 1.1(h) but excluding [***];
          (i) Deposits and Advances. All performance and other bonds, security and other deposits, advances, advance payments, prepaid credits/expenses and deferred charges (the “Deposits and Advances”), including the Deposits and Advances listed on Schedule 1.1(i);
          (j) Rebates and Credits. All rights in, to and under claims for refunds, rebates or other discounts due from suppliers or vendors and rights to offset in respect thereof (the “Rebates and Credits”), including those Rebates and Credits listed on Schedule 1.1(j);
          (k) Seller Contracts. All rights in, to and under any and all Contracts to which Seller is a party or may be bound or receive benefits or by which the Purchased Assets or Assumed Liabilities may be affected, except for the Excluded Contracts (collectively, “Seller

Contracts”), including all Material Contracts (other than the Excluded Contracts) listed on Schedule 1.1(k);
          (l) Governmental Approvals. All Governmental Approvals (and pending applications therefor), including the Governmental Approvals listed on Schedule 1.1(l);
          (m) Claims. All claims, choses-in-action, rights in action, rights to tender claims or demands to Seller’s insurance companies, rights to any insurance proceeds, and other similar claims (the “Seller Claims”), including the Seller Claims listed and any insurance policies specified by Seller on Schedule 1.1(m);
          (n) Books and Records. All books, files, papers, agreements, correspondence, databases, information systems, programs, software, documents, records and documentation thereof related to any of the Purchased Assets or the Assumed Liabilities, or used in the conduct of the Business, on whatever medium (the “Books and Records”); and
          (o) Other Assets. All other assets, properties, rights and claims related to the operations or conduct of the Business or which arise in or from the conduct thereof.
     1.2 Excluded Assets. Notwithstanding Section 1.1 or anything else in this Agreement, the following assets of Seller (the “Excluded Assets”) shall not be included in the Purchased Assets and shall remain the property of Seller after the Closing:
          (a) Certain Debt. Any intercompany or intracompany receivable cash balances between Seller and any of its Affiliates or between any of its Affiliates;
          (b) Corporate Documents. Corporate seals, certificates of incorporation or organization, operating agreements, minute books, capitalization records, membership and economic interest transfer records, or other records related to the corporate organization of Seller;
          (c) Employee Benefit Contracts. Seller Benefit Plans and contracts of insurance for employee group medical, dental and life insurance plans;
          (d) Certain Other Property. The assets listed on Schedule 1.2(d);
          (e) Insurance Policies. All insurance policies (except to the extent specified in Section 1.1(m);
          (f) Records. All personnel records and other records that Seller is required by law to retain in its possession;
          (g) Deposits. Any Deposits and Advances, Rebates and Credits or Seller Claims related to any Excluded Liability;
          (h) Excluded Contracts. All of the excluded Contracts listed on Schedule 1.2(h) (“Excluded Contracts”);

          (i) [***].
          (j) Rights Under Certain Agreements. All rights under a Transaction Agreement.
     1.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall assign, and Purchaser Sub shall assume only the Assumed Liabilities. For the purposes of this Agreement, the “Assumed Liabilities” shall mean only the following Liabilities of Seller:
          (a) Any Liability arising after the Closing Date under the Seller Contracts;
          (b) All trade accounts payable of Seller (i.e., payables to vendors, specifically excluding any amounts payable to Members or Affiliates of Seller, or related to the Excluded Assets) outstanding as of the Closing Date, and if incurred after the Interim Balance Sheet Date, only as incurred in the ordinary course of business (the “Assumed Accounts Payable”). Immediately prior to the Closing, Seller and Buyer shall estimate in good faith the amount of the Assumed Accounts Payable (such estimated amount, the “Estimated Assumed Accounts Payable”); and
          (c) All customer deposits identified in Schedule 4.18, to the extent outstanding on the Closing Date (the “Customer Deposits”).
     1.4 Excluded Liabilities. Except for the Assumed Liabilities, neither Purchaser nor Purchaser Sub shall assume or be liable or responsible for any Liability of Seller, or any Affiliate of Seller (collectively, the “Excluded Liabilities”). Without limiting the foregoing, Purchaser and Purchaser Sub shall not be obligated to assume, and do not assume, and hereby disclaim any of the following Liabilities of Seller or its Affiliates:
          (a) Any Liability attributable to any assets, properties or Contracts that are not included in the Purchased Assets, except Liabilities attributable to Non-Assignable Assets, for which Seller and Purchaser have reached a mutually acceptable arrangement pursuant to Section 1.5(b);
          (b) Any Liability for breaches of any Seller Contract on or prior to the Closing Date or any Liability for payments or amounts due under any Seller Contract on or prior to the Closing Date;
          (c) Any Liability for Taxes attributable to or imposed upon Seller or its Affiliates, or attributable to or imposed upon the Purchased Assets for the Pre-Closing Period, including any Transfer Taxes, including, without limitation, any pro-rated portion of any personal property taxes;
          (d) Any Liability for or with respect to any loan, other indebtedness, or account payable, including any such Liabilities owed to Affiliates of Seller;
          (e) Any Liability arising from accidents, occurrences, misconduct, negligence, breach of fiduciary duty or statements made or omitted to be made (including libelous or defamatory statements) on or prior to the Closing Date, whether or not covered by workers’ compensation or other forms of insurance;
          (f) Any Liability arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent related to any action or omission on or prior to the Closing Date, including any Liability for (i) infringement or misappropriation of any Intellectual Property Rights or any other rights of any Person (including any right of privacy or publicity); (ii) breach of product warranties; (iii) injury, death, property damage or other losses arising with respect to or caused by Seller Products or the manufacturer or design thereof; or (iv) violations of any Legal Requirements (including federal and state securities laws);
          (g) Any Liability arising out of any Seller Benefit Plans or any contract of insurance for employee group medical, dental or life insurance plans;
          (h) Any Liability for making payments of any kind to employees (including as a result of the Transaction, the termination of an employee by Seller, or other claims arising out of the terms of employment with Seller) or with respect to payroll taxes;
          (i) Any Liability incurred in connection with the making or performance of this Agreement and the Transaction;
          (j) Any Environmental and Safety Laws Liabilities arising out of or relating to the operation of the Business or Seller’s leasing, ownership or operation of real property;
          (k) Any costs or expenses incurred in connection with shutting down, deinstalling and removing equipment not purchased by Purchaser Sub and any costs or expenses associated with any Seller Contracts not assumed by Purchaser Sub hereunder;
          (l) Any Liability for expenses and fees incurred by Seller incidental to the preparation of the Transaction Agreements, preparation or delivery of materials or information requested by Purchaser or Purchaser Sub, and the consummation of the Transaction, including all broker, counsel and accounting fees and Transfer Taxes;
          (m) Any Liability arising out of transactions, commitments, infringements, acts or omissions not in the ordinary course of business;
          (n) Any Liability related to or arising from the acquisition of the Business by Seller;
          (o) Any Legal Requirement applicable to Seller, the Purchased Assets or the Assumed Liabilities on or prior to the Closing Date or any Liability for a violation of such a Legal Requirement;
          (p) Any Liability to any members; and
          (q) Any Liability for credit balances, credit memos and all other amounts due to dealers, distributors and customers.

     1.5 Non-Assignable Assets.
          (a) Notwithstanding the foregoing, if any of the Seller Contracts or other Purchased Assets are not assignable or transferable (each, a “Non-Assignable Asset”) without the consent of, or waiver by, a third party (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Legal Requirements, and any of such Assignment Consents are not obtained by Seller on, prior to, or within thirty (30) days of the Closing Date, Purchaser Sub may elect to either (i) have Seller permanently retain the Non-Assignable Asset and all Liabilities relating thereto at the Closing (a “Permanent Non-Assignable Asset”); or (ii) have Seller continue its efforts to obtain the Assignment Consents after Closing, and, in either case, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Assets, and Purchaser and Purchaser Sub shall not assume Seller’s rights or obligations under such Non-Assignable Asset (and such Non-Assignable Asset shall not be included in the Purchased Assets). If Purchaser Sub elects item (ii) above, without limiting Seller’s obligations under Section 6.9, Seller shall use its best efforts to obtain all such Assignment Consents as soon as reasonably practicable after the Closing Date and thereafter assign to Purchaser Sub such Non-Assignable Assets; provided, however, that at any time Purchaser Sub at its sole and absolute discretion may elect to have such Non-Assignable Asset be treated as a Permanent Non-Assignable Asset and, with regard to any Non-Assignable Asset treated as a Permanent Non-Assignable Asset, Seller shall have a right to full indemnification pursuant to Article 11. Following any such assignment, such assets shall be deemed Purchased Assets for purposes of this Agreement. This Section 1.5(a) shall at all times remain subject to Article 9.
          (b) After the Closing, Seller shall cooperate with Purchaser Sub in any reasonable arrangement designed to provide Purchaser Sub with all of the benefits of the Non-Assignable Assets as if the appropriate Assignment Consents had been obtained, including by granting subleases and establishing arrangements whereby Purchaser Sub shall undertake the work necessary to perform under Seller Contracts.
ARTICLE 2. CONSIDERATION FOR TRANSFER
     2.1 Purchase Price, Payment and Security for Indemnification Obligations.
          (a) Purchase Price. Based on information known to Purchaser and Purchaser Sub on the date hereof, as full consideration for the sale, assignment, transfer and delivery of the Purchased Assets by Seller to Purchaser Sub and the other obligations of Seller and the Members hereunder, Purchaser and Purchaser Sub, as the case may be, shall deliver to Seller at the Closing an executed Assignment and Assumption, an initial payment equal to $5,000,000 plus or minus the adjustments provided for below (the “Initial Payment”), and the potential Earn-Out Payments described below (collectively, the “Purchase Price”), payable in the manner described below.
               (i) Initial Payment. Purchaser and Purchaser Sub, as the case may be, shall pay and deliver to Seller the Initial Payment in the following manner:
                    (1) A wire transfer of immediately available U.S. funds in an aggregate amount equal to $2,500,000 minus the sum of (A) the Estimated Assumed Accounts Payable less the Current Accounts

Payable, plus (B) the Customer Deposits (the “Cash Amount”); for purposes of this subparagraph the “Current Accounts Payable” shall mean the trade accounts payable included within the Assumed Accounts Payable that are within 60 days of the invoice date as of the Closing, provided, in any event, that such amount shall be capped at $180,000; and
                    (2) A certificate (“Escrow Certificate”) for such number of Shares of Purchaser’s Common Stock valued at $2,500,000, as determined by using the average closing price per share of Purchaser’s Common Stock on the NASDAQ National Market for the twenty (20) trading day period ending three (3) trading days prior to the Closing Date, paid and delivered to the Escrow Agent pursuant to the Escrow Agreement. In each case, the Shares shall be unregistered and shall be restricted securities under the Act.
               (ii) Earn-Out Payments. Purchaser Sub shall pay Seller up to a maximum aggregate amount of cash earn-out payments (“Earn-Out Payments”) of $10,000,000 as described below in Section 2.1(b).
          (b) Earn-Out. The exact amount of the Earn-Out Payments will be equal to the lesser of (i) total of the Manufacturing and Development Earn-Out (as defined below) and the Revenue Earn-Out (as defined below) and (ii) $10,000,000.
               (i) The “Manufacturing and Development Earn-Out” shall be an amount equal to the product obtained by multiplying (1) the number of units of Internal Products manufactured by Seller and transferred to Purchaser Sub during each Earn-Out Period (as defined below), by (2) the dollar amount per unit of such Internal Products as set forth initially on Schedule 2.1(b). “Internal Products” shall include each of the products and services set forth on Schedule 2.1(b) attached hereto.
               (ii) The “Revenue Earn-Out” for each Earn-Out Period (as defined below) shall be an amount equal to the sum of (i) the lesser of (A) 50% of Gross Revenue during such Earn-Out Period from sales of External Products during such Earn-Out Period or (B) 100% of Gross Margin generated from sales of External Products during such Earn-Out Period, plus (ii) the lesser of (A) 30% of Gross Revenue during such Earn-Out Period, or (B) 100% of Gross Margin generated from sales of [***] during such Earn-Out Period.
                    (1) “[***]” shall mean any vascular access products (excluding neurovascular access products) developed or manufactured based upon or using Purchased Assets and sold by Purchaser Sub or its Affiliates to [***].
                    (2) “External Products” shall mean any vascular access products and development services (excluding neurovascular access products and development services) developed or manufactured based upon our using Purchased Assets, sold by Purchaser Sub or its Affiliates to parties other than Purchaser Sub or its Affiliates or [***].
                    (3) “Gross Revenue” shall mean the aggregate amount of all gross revenue recognized in accordance with GAAP for sales of External Products or [***], as applicable, less returns, credits, refunds, or write-offs of receivables. For purposes of clarity, the parties acknowledge that credits, refunds, or writeoffs may be deducted from Gross Revenue for the Earn-Out Period in which they occur or are charged, regardless of the Earn-Out Period in which the related sale(s) took place.
                    (4) “Gross Margin” shall mean Gross Revenue net of fully burdened overhead, materials, labor and all related costs of goods, in accordance with GAAP.
               (iii) Not later than ninety (90) days following the last day of each Earn-Out Period (as hereinafter defined) Purchaser Sub will pay the Earn-Out Payment, if any, owing with respect to such Earn-Out Period. For purposes hereof, the term “Earn-Out Period” shall mean the following: The first Earn-Out Period will begin on the first day following the Closing and will end on the last day of Purchaser’s current fiscal year, i.e., March 31, 2007. The second and third Earn-Out Periods will begin and end on the first and last day of Purchaser’s 2008 and 2009 fiscal years. The fourth Earn-Out Period will begin on the first day of Purchaser’s 2010 fiscal year and will end on the third anniversary of the Closing.
          (c) Security for Indemnification Obligations. Notwithstanding the provisions of Section 2.1(a), as security for the indemnification obligations of Seller set forth in this Agreement or any other Transaction Agreement, at the Closing, Purchaser shall deliver to the Escrow Agent a portion of the Shares otherwise deliverable pursuant to Section 2.1(a) valued at [***] (collectively, the “Escrow Amount”). Such Escrow Amount shall be held in escrow (the “Escrow”) by Escrow Agent generally for a period of [***] after the Closing Date, and thereafter, to the extent not required by the Escrow Agent as an offset, security or otherwise for Seller’s and/or Members’ indemnification obligations hereunder or any other Transaction Agreement, shall be distributed to the Seller, all as definitively set forth in, and subject to and in accordance with the terms of an escrow agreement, substantially in the form mutually agreed upon by Seller, Purchaser, Purchaser Sub and Escrow Agent attached hereto as Exhibit 2.1(c) (the “Escrow Agreement”). Nothing in this Section 2.1 shall be construed as limiting Seller’s liability to Purchaser and Purchaser Sub to the Escrow Amount, nor shall payments from the Escrow Amount be considered as liquidated damages for any breach under this Agreement or any other Transaction Agreement.
     2.2 Purchase Price Adjustment.
          (a) Post-Closing Adjustment Amount and Payment. The “Post-Closing Adjustment Amount” will be equal to the amount determined by subtracting the Interim Working Capital from the Closing Working Capital. If the Post-Closing Adjustment Amount is negative, the Post-Closing Adjustment Amount shall be paid by wire transfer by Seller to an account specified by Purchaser. If the Post-Closing Adjustment Amount is positive, the Post-Closing Adjustment Amount shall be paid by wire transfer by Purchaser to an account specified by Seller. All payments shall be with interest at the prime rate published by The Wall Street Journal, as that rate may vary from time to time, or if no longer published, a comparable rate payments, from and including the Closing Date but excluding the date of payment thereof. Within three (3) business days after the calculation of the Closing Working Capital becomes binding and conclusive on the parties pursuant to Section 2.2(b), Seller or Purchaser, as the case may be, shall make the wire transfer payment provided for in this Section 2.2(a).

          (b) Adjustment Procedure.
               (i) “Working Capital” as of a given date shall mean the amount calculated by subtracting the current liabilities of Seller included in the Assumed Liabilities as of that date from the current assets of Seller included in the Purchased Assets as of that date, provided that for purposes of calculating the Working Capital of Seller as of the date of the Interim Balance Sheet, the accounts payable as of the Interim Balance Sheet Date shall equal the Estimated Assumed Accounts Payable, and the customer deposits as of the Interim Balance Sheet Date shall equal the Customer Deposits (the “Interim Working Capital”).
               (ii) Purchaser shall prepare financial statements (“Closing Financial Statements”) of Seller as of the Closing Date and for the period from the date of the Interim Balance Sheet through the Closing Date in accordance with GAAP. Purchaser shall permit Seller to render all reasonable assistance in connection with the preparation of the final balance sheet as of the Closing (the “Closing Balance Sheet”). Purchaser shall then determine the Working Capital as of the Closing Date minus accruals in accordance with GAAP in respect of liabilities to be incurred by Purchaser or Purchaser Sub, as the case may be, after the Closing Date (the “Closing Working Capital”) based upon the Closing Financial Statements in accordance with GAAP. Purchaser shall deliver the Closing Financial Statements and its determination of the Closing Working Capital to Seller within ninety (90) days following the Closing Date.
               (iii) If within thirty (30) days following delivery of the Closing Financial Statements and the Closing Working Capital calculation Seller has not given Purchaser written notice of its objection as to the Closing Working Capital calculation (which notice shall state the basis of Seller’s objection), then the Closing Working Capital calculated by Purchaser shall be binding and conclusive on the parties and be used in computing the Post-Closing Adjustment Amount.
               (iv) If Seller duly gives Purchaser such notice of objection, and if Seller and Purchaser fail to resolve the issues outstanding with respect to the Closing Financial Statements and the calculation of the Closing Working Capital within thirty (30) days of Purchaser’s receipt of Seller’s objection notice, Seller and Purchaser shall submit the issues remaining in dispute to an independent public accounting firm of national reputation mutually acceptable to Purchaser and Seller (the “Independent Accountants”) for resolution. If issues are submitted to the Independent Accountants for resolution, (i) Seller and Purchaser shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Purchaser within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital; and (iii) Seller and Purchaser or Purchaser Sub, as the case may be, will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

     2.3 Allocation of Purchase Price. As soon as practicable after the applicable party has received the amount owed for the Post-Closing Adjustment Amount pursuant to Section 2.2, Purchaser shall provide to Seller for Seller’s review and approval (which approval shall not be unreasonably withheld) a proposed allocation of the Purchase Price, as adjusted pursuant to Section 2.3, among the various classes of Purchased Assets (as such classes are defined for the purposes of Section 1060 of the Code). All allocations made pursuant to this Section 2.3 shall be made in accordance with the requirements of Section 1060 of the Code. None of the parties shall take a position on any Tax Return (including IRS Form 8594), before any Tax Authority or in any judicial proceeding that is in any manner inconsistent with such allocation without the written consent of the other parties to this Agreement or unless specifically required pursuant to a determination by an applicable Tax Authority. The parties shall promptly advise each other of the existence of any tax audit, controversy or litigation related to any allocation hereunder. Any dispute arising under this Section 2.3 shall be resolved in the same manner as disputes are resolved pursuant to Section 2.1(b)(iv) above.
ARTICLE 3. CLOSING AND CLOSING DELIVERIES
     3.1 Closing; Time and Place. The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall occur at the offices of Greenberg Traurig, LLP, 1221 Brickell Avenue, Miami, FL 33131, at 10:00 A.M. EST on the third (3rd) Business Day after the day on which all of the conditions to closing set forth in Article 9 are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the parties may agree (the “Closing Date”).
     3.2 Deliveries by Seller and Members. At the Closing, Seller and Members, as the case may be, shall (i) take all steps necessary to place Purchaser or Purchaser Sub in actual possession and operating control of the Business and the Purchased Assets and (ii) deliver the following items, duly executed by Seller and the Members, as applicable, all of which shall be in a form and substance reasonably acceptable to Purchaser and Purchaser’s counsel:
          (a) General Assignment and Bill of Sale. General Assignment and Bill of Sale covering all of the applicable Purchased Assets, substantially in the form attached hereto as Exhibit 3.2(a) (the “General Assignment and Bill of Sale”);
          (b) Assignment and Assumption Agreement. Assignment and Assumption Agreement, covering all of the Assumed Liabilities, substantially in the form attached hereto as Exhibit 3.2(b) (the “Assignment and Assumption”);
          (c) Intellectual Property Assignment. Any and all documents necessary to properly record the assignment to Purchaser Sub all of Seller’s right, title and interest in and to the Seller Intellectual Property, including (i) a trademark assignment (the “Trademark Assignment”), substantially in the form of Exhibit 3.2(c)(i) attached hereto, for all of the Trademarks; and (ii) a patent assignment (the “Patent Assignment”) substantially in the form of Exhibit 3.2(c)(ii) hereto, for all of the Patents;
          (d) Other Conveyance Instruments. Such other specific instruments of sale, transfer, conveyance and assignment as Purchaser or Purchaser Sub may request;

          (e) FIRPTA. A FIRPTA Notification of Non-Foreign Person Status, substantially in the form attached hereto as Exhibit 3.2(e) (the “FIRPTA Notification Letter”);
          (f) Notice to IRS. A Notice to the IRS regarding the FIRPTA Notification Letter, substantially in the form attached hereto as Exhibit 3.2(f) (the “IRS Notice”), together with a written authorization for Purchaser or Purchaser Sub to deliver the IRS Notice to the IRS on behalf of Seller upon the Closing;
          (g) Assignments of Leases. Assignments of all Real Property Leases and Personal Property Leases;
          (h) Contractor Agreements. The Contractors Agreements executed by [***];
          (i) Opinion of Seller’s and Members’ Counsel Seller shall have delivered to Purchaser and Purchaser Sub an Opinion of Seller’s and Members’ counsel, substantially in the form attached hereto as Exhibit 9.1(e);
          (j) Seller Contracts. Originals of all Seller Contracts;
          (k) Offer Letters. The Offer Letters in substantially the form attached hereto as 3.2(k) executed by the Members and Key Employees, as applicable;
          (l) Non-Competition Agreements. The Non-Competition Agreements in substantially the form attached hereto as Exhibit 3.2(l), executed by the Members;
          (m) Request for Reconveyance of Deed of Trust; Payoff and Release Letters. Request for Reconveyance of Deed of Trust, and payoff and release letters from creditors of Seller, together with UCC-3 termination statements with respect to any financing statements filed against the Business or any of the Purchased Assets, terminating all Encumbrances (including Tax liens) on any of the Purchased Assets;
          (n) Books and Records. The Books and Records;
          (o) Certificate of Representations and Warranties and Member Approval. A Certificate executed on behalf of Seller by its Chief Executive Officer and each of the Members, certifying (i) the matters in Section 9.1(a); and (ii) that the members of Seller have approved this Agreement and the Transaction in accordance with Section 9.1(f); and
          (p) Certificate of Good Standing. A certificate from the Secretary of State of Delaware as to Seller’s good standing and payment of all applicable taxes.
     3.3 Deliveries by Purchaser or Purchaser Sub. At the Closing, Purchaser or Purchaser Sub, as the case may be, shall deliver the following items, duly executed by Purchaser as applicable, all of which shall be in a form and substance reasonably acceptable to Seller and Seller’s counsel:

          (a) Wire Transfer. A wire transfer to VasCon, LLC to be sent to
               [***]
                for credit to Seller’s account, in the amount of the Cash Amount;
          (b) [Intentionally Omitted.];
          (c) Escrow Certificate. The Escrow Certificate to Escrow Agent;
          (d) Instructions to Transfer Agent. A copy of the instructions to Purchaser’s transfer agent instructing the transfer agent to deliver, on an expedited basis, the certificates described in Subsections 3.3(b) and (c);
          (e) Certificate of Representations and Warranties. A Certificate executed on behalf of Purchaser by its Executive Vice President or Chief Executive Officer, certifying the matters in Section 9.2(a);
          (f) Offer Letters. The Offer Letters, executed by Purchaser Sub; and
          (g) Registration Rights Agreement. The Registration Rights Agreement in the form attached hereto as Exhibit 3.3(g).
     3.4 Delivery by Purchaser and Seller and Members. At the Closing, Purchaser and Seller shall deliver the following items, duly executed by the appropriate parties, all of which shall be in a form and substance reasonably acceptable to the non-delivering party and its counsel:
          (a) Escrow Agreement. The Escrow Agreement, executed by the necessary parties hereto and also executed by Escrow Agent;
          (b) Other Documentation. Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Assets and Assumed Liabilities in accordance with the terms hereof and consummate the Transaction, and to vest in Purchaser Sub and its successors and assigns full, complete, absolute, legal and equitable title to the Purchased Assets, free and clear of all Encumbrances, including such certificates, instruments and documents to be executed or delivered by Seller pursuant to Article 3 hereof.
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as specifically set forth on Schedule 4 (the “Seller and Members Disclosure Schedule”) attached to this Agreement (the parts of which are numbered to correspond to the individual Section numbers of this Article 4), Seller and each Member hereby represents and warrants (without limiting any other representations or warranties made by Seller and/or a Member in this Agreement or any other Transaction Agreement), jointly and severally, to Purchaser and Purchaser Sub as follows:

     4.1 Organization, Good Standing, Qualification. The Seller and Members Disclosure Schedule sets forth Seller’s jurisdiction of organization and each state or other jurisdiction in which Seller is qualified to do business. Seller (i) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business (including the Business), the operation of its assets (including the Purchased Assets) or the ownership or leasing of its properties (including the Real Property and Personal Property) requires such qualification; and (iii) has full power and authority required to own, lease and operate its assets and to carry on its business (including the Business) as now being conducted and as presently proposed to be conducted, except where the failure to have such power and authority will not, and could not reasonably be expected to, have a Material Adverse Effect on Seller.
     4.2 Charter Documents; Books and Records.
          (a) Seller has delivered to Purchaser accurate, correct and complete copies of (i) the Certificate of Formation and Operating Agreement, including all amendments thereto, as presently in effect; (ii) all ownership records of Seller, including the Seller’s ledger or other method for recording ownership of Seller, and copies of any unit certificates issued by Seller; (iii) all minutes and other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the members of Seller, and any other management body, committee, or authority thereof (collectively, the “Resolutions”); and (iv) all books of account and other financial records of Seller.
          (b) The minute books of Seller accurately and completely reflect all material company actions of its members, and any other management body, committee, or authority thereof. The books of account and other financial records of Seller are accurate and complete and have been maintained in accordance with sound business practices.
          (c) Seller is not in violation of any of the provisions of its Certificate of Formation, Operating Agreement or Resolutions, and no condition or circumstance exists that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.
     4.3 Capitalization.
          (a) The authorized units of Seller consists of 9,500,000 units. Seller has issued and outstanding 9,500,000 units (the “Seller Units”). Schedule 4.3(a) sets forth the name of each holder of an ownership or other beneficial interest of Seller and their respective percentage ownership and class of units (if more than one class or series) held by such holder. The members of Seller who will execute the Voting Agreement own one hundred percent (100%) of the voting units of Seller. No other units or other indicia of ownership interest in Seller are issued or outstanding. All issued and outstanding units, ownership interests of, or beneficial interests in, Seller have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements and are free and clear of all Encumbrances.

          (b) There is no (i) outstanding preemptive right, subscription, option, call, warrant or other right to acquire any units or other securities of Seller; (ii) outstanding unit, security, instrument or obligation that is or may become convertible into or exchangeable for any securities of Seller; (iii) Contract under which Seller is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any of its units or securities; or (iv) member agreement, voting trust or other agreement, arrangement or understanding that may affect the exercise of voting or any other rights with respect to the capital stock of Seller.
     4.4 Authority; Binding Nature of Agreements. Each of Seller and each Member has all requisite power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it or he is a party and to carry out the provisions of this Agreement and the other Transaction Agreements (subject, in the case of the Seller’s obligation to consummate the Transaction, to the approval of Seller’s members as contemplated in Section 9.1(f)). The execution, delivery and performance by Seller and each of the Members of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of Seller, subject to the approval of the members of Seller. By executing this Agreement all the members of Seller acknowledge that they have approved this Agreement and the consummation of the Transaction. This Agreement has been duly and validly executed and delivered by each of Seller and the Members. Each of this Agreement and the other Transaction Agreements constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of each of Seller and the Members, enforceable against Seller and the Members in accordance with its terms, subject, in the case of the Seller’s obligation to consummate the Transaction, to the approval by Seller’s members as contemplated by Section 9.1(f).
     4.5 No Conflicts; Required Consents. The execution, delivery and performance of this Agreement or any other Transaction Agreement by Seller and each of the Members do not and will not (with or without notice or lapse of time):
          (a) conflict with, violate or result in any breach of (i) any of the provisions of Seller’s Certificate of Formation or Operating Agreement; (ii) any Resolutions; (iii) any of the terms or requirements of any Governmental Approval held by Seller or any of its employees or that otherwise relates to the Business or any of the Purchased Assets or Assumed Liabilities; or (iv) any provision of any Seller Contract;
          (b) give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, or any of the Purchased Assets or Assumed Liabilities, is subject; (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Seller Contract; or (iv) revoke, suspend or modify any Governmental Approval;
          (c) cause Seller, Purchaser or Purchaser Sub to become subject to, or to become liable for the payment of, any Tax, or cause any of the Purchased Assets to be reassessed or revalued by any Tax Authority or other Governmental Authority;

          (d) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets; or
          (e) require Seller to obtain any Consent or make or deliver any filing or notice to a Governmental Authority.
     4.6 Subsidiaries. Seller does not own any shares of capital stock, membership interest or unit or other securities of, or control, directly or indirectly, any other Entity.
     4.7 Financial Statements.
          (a) Seller has previously delivered to Purchaser the following financial statements (collectively, the “Financial Statements”): (i) the unaudited balance sheets, and the related statements of operations, changes in members’ equity, and cash flows, of Seller as of and for the fiscal years ended December 31, 2004 and December 31, 2005, together with the notes thereto; and (ii) the unaudited balance sheets, and the related unaudited statements of operations, changes in member’s equity, and cash flows, of Seller (the “Interim Balance Sheet”) as of and for the nine months ended September 30, 2006 (the “Interim Balance Sheet Date”).
          (b) All of the Financial Statements (i) are true, accurate and complete in all respects; (ii) are consistent with the Books and Records of Seller; (iii) present fairly and accurately the financial condition of Seller as of the respective dates thereof and the results of operations, changes in member’s equity and cash flows of Seller for the periods covered thereby; and (iv) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered; provided, however, that the Interim Balance Sheet is subject to year-end adjustments consistent with past practice (which will not be material individually or in the aggregate) and do not contain all of the footnotes required by GAAP. All reserves established by Seller and set forth in the Interim Balance Sheet are adequate for the purposes for which they were established.
          (c) Schedule 4.7(c) sets forth an accurate, correct and complete breakdown and aging of each of Seller’s accounts payable (including to all of its suppliers) as of September 30, 2006, and as updated as of the Closing Date.
     4.8 Absence of Undisclosed Liabilities. Seller has no Liabilities other than (i) those set forth in the Interim Balance Sheet; (ii) those incurred in the ordinary course of business and not required to be set forth in the Interim Balance Sheet under GAAP; (iii) those incurred in the ordinary course of business since the date of the Interim Balance Sheet; and (iv) those incurred in connection with the execution of any of the Transaction Agreements.
     4.9 Absence of Changes. Since the Interim Balance Sheet Date, (i) Seller has conducted the Business in the ordinary course of business; (ii) no event or circumstance has occurred that could reasonably have a Material Adverse Effect on Seller; and (iii) Seller has not taken any action, agreed to take any action, or omitted to take any action that would constitute a breach of Section 6.1 or 6.2 if such action or omission were taken between the date of this Agreement and the Closing Date.

     4.10 Transactions with Affiliates. Except as set forth in the Financial Statements, no Affiliate (a) owns, directly or indirectly, any debt, equity or other interest in any Entity with which Seller is affiliated, has a business relationship or competes other than Affiliates that own less than five percent (5%) of the issued and outstanding capital stock of a publicly-traded competitor of Seller; (b) is indebted to Seller, nor is Seller indebted (or committed to make loans or extend or guarantee credit) to any Affiliate; (c) has any direct or indirect interest in any asset (including the Purchased Assets), property or other right used in the conduct of or otherwise related to the Business; (d) has any claim or right against Seller, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Affiliate against Seller; (e) is a party to any Seller Contract or has had any direct or indirect interest in, any Seller Contract, transaction or business dealing of any nature involving Seller; or (f) received from or furnished to Seller any goods or services (with or without consideration) since the Interim Balance Sheet Date.
     4.11 Account Receivables. Schedule 1.1(a) sets forth an accurate and complete list of all Receivables existing as of September 30, 2006. Each Receivable is (i) a valid and legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Encumbrances, and not subject to setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses, and conditions precedent; (ii) a true and correct statement of the account for merchandise actually sold and delivered to, or for services actually performed for and accepted by, such account debtor; and (iii) fully collectible and will be collected within sixty (60) days, subject to trade discounts provided in the ordinary course of business and any allowance for doubtful accounts contained in the Interim Balance Sheet.
     4.12 Inventory. All of the items in Seller’s Inventory are (a) valued on the Financial Statements at the lower of cost and net realizable value, on a first-in, first-out in accordance with GAAP; (b) of good and merchantable quality, fit for the purpose for which they are intended, and saleable and useable in the ordinary course of business; (c) free of defects and damage; and (d) in quantities adequate and not excessive in relation to the circumstances of Seller’s Business and in accordance with Seller’s past inventory stocking practices. All of the items in Seller’s Inventory meet Seller’s current standards and specifications. Since September 30, 2006, there has not been a material change in the level of Inventory or the Seller has not sold any Inventory to distributors at prices below their standard selling prices or made any promotions or offers to distributors outside of the ordinary course of business, consistent with pact practices. All Inventory is, and all equipment, supplies and other materials used in the production of the Inventory are, located at Seller’s manufacturing location.
     4.13 Material Contracts.
          (a) Schedule 1.1(k) sets forth an accurate, correct and complete list of all Seller Contracts to which any of the descriptions set forth below may apply (the “Material Contracts”):
               (i) Real Property Leases, Personal Property Leases, Insurance, Contracts affecting any Seller Intellectual Property (including, without limitation, that certain [***] Agreement with [***] , dated [***] , as may be amended (the “ [***] ”)) or Seller’s Information

Systems or Software, Contracts with Contractors, Seller Benefit Plans and Governmental Approvals;
               (ii) Any Contract for capital expenditures or for the purchase of goods or services in excess of $10,000, except those incurred in the ordinary course of business and to be performed in three (3) months or less;
               (iii) Any Contract obligating Seller to sell or deliver any product or service at a price which does not cover the cost (including labor, materials and production overhead) plus the customary profit margin associated with such product or service;
               (iv) Any Contract involving financing or borrowing of money, or evidencing indebtedness, any liability for borrowed money, any obligation for the deferred purchase price of property in excess of $10,000 (excluding normal trade payables) or guaranteeing in any way any Contract in connection with any Person;
               (v) Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits;
               (vi) Any advertising Contract not terminable without payment or penalty on thirty (30) days (or less) notice;
               (vii) Any Contract affecting any right, title or interest in or to real property;
               (viii) Any Contract with any Governmental Authority;
               (ix) Any Contract with respect to the discharge, storage or removal of effluent, waste or pollutants;
               (x) Any Contract relating to any license or royalty arrangement;
               (xi) Any power of attorney, proxy or similar instrument;
               (xii) The Certificate of Formation, Operating Agreement and other organizational or constitutive documents of Seller and any Contract among members of Seller;
               (xiii) Any Contract for the manufacture, service or maintenance of any product of the Business;
               (xiv) Any Contract for the purchase or sale of any assets other than in the ordinary course of business or for the option or preferential rights to purchase or sell any assets;
               (xv) Any requirement or output Contract;
               (xvi) Any Contract to indemnify any Person or to share in or contribute to the liability of any Person;

               (xvii) Any Contract for the purchase or sale of foreign currency or otherwise involving foreign exchange transactions;
               (xviii) Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area;
               (xix) Any Contract related to the acquisition of a business or the equity of any other Entity;
               (xx) Any other Contract which (i) provides for payment or performance by either party thereto having an aggregate value of $25,000 or more; (ii) is not terminable without payment or penalty on thirty (30) days (or less) notice; or (iii) is between, inter alia, an Affiliate and Seller or Member;
               (xxi) Any other Contract that involves future payments, performance of services or delivery of goods or materials to or by Seller of an aggregate amount or value in excess of $25,000, on an annual basis, or that otherwise is material to the Business or prospects of Seller; and
               (xxii) Any proposed arrangement of a type that, if entered into, would be a Contract described in any of (i) through (xxi) above.
          (b) Seller has delivered to Purchaser accurate, correct and complete copies of all Material Contracts (or written summaries of the material terms thereof, if not in writing), including all amendments, supplements, modifications and waivers thereof. All Material Contracts are in writing. All nonmaterial contracts of Seller do not, in the aggregate, represent a material portion of the Liabilities of Seller.
          (c) Each Seller Contract is currently valid and in full force and effect, and is enforceable by Seller in accordance with its terms.
          (d) Seller is not in default, and no party has notified Seller that it is in default, under any Seller Contract. No event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (a) result in a violation or breach of any of the provisions of any Seller Contract; (b) give any Person the right to declare a default or exercise any remedy under any Seller Contract; (c) give any Person the right to accelerate the maturity or performance of any Seller Contract or to cancel, terminate or modify any Seller Contract; or (d) otherwise may have a Material Adverse Effect on Seller in connection with any Seller Contract. Seller has not waived any of its rights under any Seller Contract.
          (e) Each Person against which Seller has or may acquire any rights under any Seller Contract is (i) solvent and (ii) able to satisfy such Person’s material obligations and liabilities to Seller.
          (f) The performance of the Seller Contracts will not result in any violation of or failure by Seller to comply with any Legal Requirement.

          (g) The Material Contracts constitute all of the Contracts necessary to enable Seller to conduct the Business in the manner in which such Business is currently being conducted and in the manner in which such Business is proposed to be conducted.
     4.14 Insurance. The Seller and Members Disclosure Schedule sets forth an accurate and complete list of all insurance policies, self-insurance arrangements and fidelity bonds, currently in effect, that insure the Business and/or the Purchased Assets (collectively, the “Insurance Policies”). Seller has delivered to Purchaser true, correct and complete copies of all Insurance Policies. Each Insurance Policy is valid, binding, and in full force and effect. Seller is not in breach of any Insurance Policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach, or permit termination, modification, or acceleration, of any Insurance Policy. Seller has not received any notice of cancellation or non-renewal of any Insurance Policy. The consummation of the Transaction will not cause a breach, termination, modification, or acceleration of any Insurance Policy. There is no claim under any Insurance Policy that has been improperly filed or as to which any insurer has questioned, disputed or denied liability. Seller has not received any notice of, nor does Seller have any Knowledge of any facts that might result in, a material increase in the premium for any Insurance Policy.
     4.15 Title; Sufficiency; Condition of Assets.
          (a) Seller has good and marketable title to, is the exclusive legal and equitable owner of, and has the unrestricted power and right to sell, assign and deliver the Purchased Assets. The Purchased Assets are free and clear of all Encumbrances of any kind or nature, except (a) restrictions imposed in any Governmental Approval; and (b) Encumbrances disclosed on Schedule 4.15 which will be removed and released at or prior to Closing. Upon Closing, Purchaser Sub will acquire exclusive, good and marketable title or license to or a valid leasehold interest in (as the case may be) the Purchased Assets and no restrictions will exist on Purchaser Sub’s right to resell, license or sublicense any of the Purchased Assets or Assumed Liabilities or engage in the Business.
          (b) The Purchased Assets include all the assets necessary to permit Purchaser Sub to conduct the Business after the Closing in a manner substantially equivalent to the manner as it is being conducted on the date of this Agreement in compliance with all Legal Requirements and to perform all Assumed Liabilities.
          (c) All Purchased Assets are (i) in good operating condition and repair, ordinary wear and tear excepted; and (ii) suitable and adequate for continued use in the manner in which they are presently being used.
     4.16 Real Property Leases. Seller does not currently own nor has it ever owned, since its inception, any Real Property. Schedule 1.1(f) sets forth an accurate, correct and complete list of all Leased Real Property (including the street address of each Leased Real Property and the name of the lessor) and a list of Contracts affecting each Leased Real Property. Seller has been in lawful possession of the premises covered by each Real Property Lease since the commencement of the original term of such Lease. Seller has delivered to Purchaser accurate, correct and complete copies of each Real Property Lease and copies of existing title insurance policies, title reports, surveys, Environmental Reports, if any, for the real property subject to the Real Property Leases. All Real Property Leases are in good standing and are valid and effective in accordance with their respective terms and there exists no default thereunder or occurrence or condition which could result in a default thereunder or termination thereof.
     4.17 Intellectual Property.
          (a) Schedule 1.1(h) lists all Seller Intellectual Property, specifying in each case whether such Seller Intellectual Property is owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Seller, including all Registered Intellectual Property Rights owned by, filed in the name of or applied for by Seller (the “Seller Registered Intellectual Property Rights”).
          (b) Each item of Seller Registered Intellectual Property (i) is valid, subsisting and in full force and effect, (ii) has not been abandoned or passed into the public domain and (iii) is free and clear of any Encumbrances.
          (c) The Seller Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Business as it is currently conducted, and as it is currently planned or contemplated to be conducted, including the design, development, manufacture, use, import and sale of the Seller Products (including those currently under development).
          (d) Each item of Seller Intellectual Property either (i) is exclusively owned by Seller and was written and created solely by employees of Seller acting within the scope of their employment or by third parties, all of which employees and third parties have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Seller, and no third party owns or has any rights to any such Seller Intellectual Property, or (ii) is duly and validly licensed to Seller for use in the manner currently used by Seller in the conduct of the Business and, as it is currently planned or contemplated to be used by Seller in the conduct of the Business prior to the Closing and by Purchaser Sub following the Closing.
          (e) In each case in which Seller has acquired any Intellectual Property from any Person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all Intellectual Property Rights related thereto (including the right to seek past and future damages with respect thereto) to Seller. No Person who has licensed Intellectual Property to Seller has ownership rights or license rights to improvements made by Seller in such Intellectual Property. Seller has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property to any Person.
          (f) Neither Seller nor any of the Members has Knowledge of any facts, circumstances or information that (i) would render any Seller Intellectual Property Rights invalid or unenforceable, (ii) would adversely affect any pending application for any Seller Registered Intellectual Property Right, or (iii) would adversely affect or impede the ability of Seller to use any Seller Intellectual Property in the conduct of the Business as it is currently conducted or as it is currently planned or contemplated to be conducted by Seller prior to Closing or by Purchaser Sub following the Closing. Seller has not misrepresented, or failed to disclose, and has no

Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Seller Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Seller Registered Intellectual Property Right. Seller has not claimed any status in the application for or registration of any Seller Registered Intellectual Property Rights, including “small business status,” that would not be applicable to Purchaser Sub.
          (g) All necessary registration, maintenance and renewal fees in connection with each item of Seller Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Seller Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Intellectual Property Rights. There are no actions that must be taken by Seller within one hundred twenty (120) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Intellectual Property Rights. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, Seller has recorded in a timely manner each such assignment of a Registered Intellectual Property Right assigned to Seller with the relevant governmental authority, including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.
          (h) Each of Seller and the Members has taken all necessary action to maintain and protect (i) Seller’s Intellectual Property Rights, and (ii) the secrecy, confidentiality, value and Seller’s rights in the Confidential Information and Trade Secrets of Seller and those provided by any Person to Seller, including by having and enforcing a policy requiring all current and former employees, consultants and contractors of Seller to execute appropriate confidentiality and assignment agreements. All copies thereof shall be delivered to Purchaser Sub at Closing. Seller has no Knowledge of any violation or unauthorized disclosure of any Trade Secret or Confidential Information related to the Business, the Purchased Assets or the Assumed Liabilities, or obligations of confidentiality with respect to such. Only the individuals named in the Seller and Members Disclosure Schedule, which describes their relationship with Seller, have had access to such Trade Secrets and Confidential Information, and each such individual has signed a confidentiality agreement with respect thereto requiring such individual to hold such Trade Secrets and Confidential Information confidential in perpetuity, and not to use such Trade Secrets and Confidential Information except for the benefit of Seller.
          (i) The use and exploitation of the Purchased Assets in connection with the Business as it is currently conducted, or as it is currently planned or contemplated to be conducted by Seller prior to the Closing, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the Seller Products (including any currently under development), does not and will not, and will not when operated by Purchaser Sub substantially in the same manner following the Closing, infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), defame or libel any Person or constitute unfair competition or trade practices under the laws of any jurisdiction, and Seller has not received notice from any Person claiming that such operation or any Seller Product (including any currently under development) infringes or misappropriates any Intellectual Property Rights of any Person (including any right of privacy or publicity), or defames or libels any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have Knowledge of any basis therefor).
          (j) Seller has no Knowledge of any Person violating, infringing or misappropriating any Seller Intellectual Property Right.
          (k) Other than patent applications included on Schedule 1.1(h), there are no Proceedings before any Governmental Authority (including before the PTO) anywhere in the world related to any of the Seller Intellectual Property, including any Seller Registered Intellectual Property Rights.
          (l) No Seller Intellectual Property or Seller Products are subject to any Proceeding or any outstanding decree, order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or that may affect the validity, use or enforceability of such Seller Intellectual Property.
          (m) Schedule 4.17(m) lists all Seller Contracts affecting any Intellectual Property Rights. Seller is not in breach of, nor has Seller failed to perform under, any such Seller Contracts and, to Seller’s Knowledge, no other party to any such Seller Contracts, is in breach thereof or has failed to perform thereunder.
          (n) Schedule 4.17(n) lists all Seller Contracts under which Seller has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability, or provide a right of rescission, with respect to the infringement or misappropriation by Seller or such other person of the Intellectual Property Rights of any Person other than Seller.
          (o) There is no Seller Contract affecting any Seller Intellectual Property under which there is any dispute regarding the scope of such Seller Contract, or performance under such Seller Contract, including with respect to any payments to be made or received by Seller thereunder.
          (p) All Seller Intellectual Property and Seller Intellectual Property Rights will be fully transferable, alienable or licensable by Purchaser Sub without restriction and without payment of any kind to any third party. The consummation of the Transaction as contemplated hereby will not result in any loss of, or the diminishment in value of, any Seller Intellectual Property or any Seller Intellectual Property Right.
          (q) Neither this Agreement nor the Transaction, including the assignment to Purchaser Sub, by operation of law or otherwise, of any Seller Contracts will result in (i) Purchaser Sub granting to any third party any right to, or with respect to, any Intellectual Property Right owned by, or licensed to, Purchaser Sub; (ii) Purchaser Sub being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the Business; (iii) Purchaser Sub being obligated to pay any royalties or other amounts to any third party, including without limitation any payments under the Watson Agreement; or

(iv) the release or delivery to any third party of any Seller Intellectual Property, including through any source code or technology escrow agreement. No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Seller Intellectual Property. No person who was involved in, or who contributed to, the creation or development of any Seller Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Seller.
          (r) The Seller Products contain no Free or Copyleft Software.
          (s) Seller has not received any claim, notice or inquiry which challenges, threatens to challenge or inquires whether there is any basis to challenge, the validity of, or the right of Seller to use, the Seller Intellectual Property, including any such claim, notice or inquiry arising from the filing by Seller of a “paragraph (iv) certification” under Section 505(j)(2)(A) of the Federal Food, Drug, and Cosmetic Act (“FD&C Act”), codified at 21 U.S.C. §§ 381, 382. Each item of Seller Intellectual Property owned by Seller has been duly registered with, filed in, or issued by the appropriate Governmental Authority and each such registration, filing and issuance remains in full force and effect.
     4.18 Customers, Distributors and Suppliers.
          (a) Customers. All Seller Contracts with customers were entered into by or on behalf of Seller and were entered into in the ordinary course of business for usual quantities and at normal prices. Each such Seller Contract with a customer involves commitments of not less than Seller’s published list price on its standard contract and which by its express terms requires full performance within six (6) months following Closing. As of the Closing Date, there will be no customer deposits outstanding except the customer deposits identified on Schedule 4.18 of the Seller and Members Disclosure Schedule. The Seller and Members Disclosure Schedule sets forth an accurate, correct and complete:
               (i) list of all of the customers of the Business for each of the fiscal years ended December 31, 2003, 2004 and 2005, and the nine month period ended September 30, 2006;
               (ii) breakdown of the revenues received from each customer that accounted for more than $5,000 of the gross revenues of Seller, on an annualized basis, for each of the fiscal years ended December 31, 2003, 2004 and 2005, and the nine month period ended September 30, 2006; and
               (iii) breakdown of all customer deposits held by Seller as of the date of this Agreement.
          (b) Suppliers. All Seller Contracts with suppliers were entered into by or on behalf of Seller and were entered into in the ordinary course of business for usual quantities and at normal prices. The Seller and Members Disclosure Schedule sets forth an accurate, correct and complete:

               (i) list of all of the suppliers of the Business for each of the fiscal years ended December 31, 2003, 2004 and 2005, and the nine month period ended September 30, 2006;
               (ii) breakdown of the amounts paid to each supplier that received more than $5,000 from Seller (on an annualized basis) for each of the fiscal years ended December 31, 2003, 2004 and 2005, and the nine month period ended September 30, 2006; and
               (iii) list of all sole source suppliers of Seller.
          (c) The Seller and Members Disclosure Schedule sets forth a true, accurate and complete list of each distributor through which Seller currently distributes the Seller Products. Such list indicates (i) the total sales of the Seller Products to each distributor; (ii) the product shipment volumes of the Seller Products to each such distributor, broken down by product; (iii) the average selling prices of the Seller Products to each such distributor broken down by product; and (iv) the contact information for each such distributor. The Seller and Members Disclosure Schedule also sets forth (A) the pricing arrangements and other material terms related to the Seller Products under existing volume purchase agreements to which Seller is a party and (B) the current distributor policies of Seller covering the Seller Products with each current distributor.
          (d) Except as expressly disclosed on Schedule 4.18(d), Seller has not entered into any Contract under which Seller is restricted from selling, licensing or otherwise distributing any Seller Products to any class of customers, in any geographic area, during any period of time or in any segment of the market. There is no purchase commitment which provides that any supplier will be the exclusive supplier of Seller or distributor. There is no purchase commitment requiring Seller to purchase the entire output of a supplier.
          (e) Seller has not received any notice or other communication, has not received any other information indicating, and otherwise has no Knowledge, that any current customer, supplier or distributor identified in the Seller and Members Disclosure Schedule may cease dealing with Seller, may otherwise materially reduce the volume of business transacted by such Person with Seller or otherwise is materially dissatisfied with the service Seller provides such Person. Seller has no reason to believe that any such Person will cease to do business with Purchaser or Purchaser Sub after, or as a result of, consummation of the Transaction, or that such Person is threatened with bankruptcy or insolvency. Seller has no Knowledge of any fact, condition or event which may, by itself or in the aggregate, adversely affect its relationship with any such Person. Since September 30, 2006, there has been no cancellation of backlogged orders in excess of the average rate of cancellation prior to such date.
          (f) Neither Seller nor any of its officers or employees has directly or indirectly given or agreed to give any rebate, gift or similar benefit to any customer, supplier, distributor, broker, governmental employee or other Person, who was, is or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction) which could subject Seller (or Purchaser Sub after consummation of the Transaction) to any damage or penalty in any civil, criminal or governmental litigation or proceeding or which would have a Material Adverse Effect on Seller (or Purchaser Sub after consummation of the Transaction).
     4.19 Seller Products and Product Warranty. All products manufactured, processed, distributed, shipped or sold by Seller and any services rendered by Seller have been in conformity with all applicable contractual commitments and all expressed or implied warranties. No liability exists or will arise for repair, replacement or damage in connection with such sales or deliveries, in excess of the reserve therefor on the Interim Balance Sheet. The Seller and Members Disclosure Schedule sets forth an accurate, correct and complete statement of all written warranties, warranty policies, service and maintenance agreements of the Business. No products heretofore manufactured, processed, distributed, sold, delivered or leased by Seller are now subject to any guarantee, written warranty, claim for product liability, or patent or other indemnity. All warranties are in conformity with the labeling and other requirements of the Magnuson-Moss Warranty Act and other applicable laws. The Seller and Members Disclosure Schedule sets forth an accurate, correct and complete list and summary description of all service agreements under which Seller is currently obligated, indicating the terms of such agreement and any amounts paid or payable thereunder. The product warranty and return experience for the three (3) years ended December 31, 2005 and the interim period through the date hereof is set forth in the Seller and Members Disclosure Schedule. The product warranty reserves on Seller’s Financial Statements were prepared in accordance with GAAP and are adequate in light of the circumstances of which Seller is aware.
     4.20 Employees and Consultants.
          (a) Employees and Contracts. No employee of Seller has been granted the right to continued employment by Seller or to any material compensation following termination of employment with Seller. Seller has no Knowledge that any officer, director, employee or consultant of Seller (collectively, the “Contractors”) intends to terminate his or her employment or other engagement with Seller, nor does Seller have a present intention to terminate the employment or engagement of any Contractor.
          (b) Compensation. The Seller and Members Disclosure Schedule sets forth an accurate, correct and complete list of all (i) employees of Seller, including each employee’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, estimated entitlements to receive supplementary retirement benefits, allowances or guaranteed or other payments (whether pursuant to a contractual obligation or otherwise), and any Seller indebtedness owed to such employees, and (ii) individuals and advisors who are currently performing services for Seller related to the Business who are classified as “consultants” or “independent contractors” and any guaranteed or other payments due to such parties, as well as any Seller indebtedness owed to such parties. The Seller and Members Disclosure Schedule sets forth all (i) bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (as a result of the Transaction), any present or former Contractor since the Interim Balance Sheet Date; (ii) increases in any employee’s wage or salary since the Interim Balance Sheet Date or (iii) increases or changes in any other benefits or insurance provided to any employees since the Interim Balance Sheet Date. No employee of Seller is eligible for payments that would constitute “parachute payments” under Section 280G of the Code.
          (c) Disputes. There are no claims, disputes or controversies pending or, to the Knowledge of Seller, threatened involving any employee or group of employees. Seller has not suffered or sustained any work stoppage and no such work stoppage is threatened.
          (d) Compliance with Legal Requirements. Seller has complied with all Legal Requirements related to the employment of its employees, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes. Seller has no Liability under any Legal Requirements related to employment and attributable to an event occurring or a state of facts existing prior to the date thereof.
          (e) WARN Act. Seller is in full compliance with the Worker Readjustment and Notification Act (the “WARN Act”) (29 U.S.C. § 2101), including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any “plant closing” or “mass layoff” to “affected employees”, “representatives” and any state dislocated worker unit and local government officials. No reduction in the notification period under the WARN Act is being relied upon by Seller. The Seller and Members Disclosure Schedule sets forth an accurate, correct and complete list of all employees terminated (except with cause, by voluntarily departure or by normal retirement), laid off or subjected to a reduction of more than 50% in hours or work during the two full calendar months and the partial month preceding this representation and warranty.
          (f) Unions. Seller has no collective bargaining agreements with any of its employees. There is no labor union organizing or election activity pending or, to the Knowledge of Seller, threatened with respect to Seller.
     4.21 Seller Benefit Plans. Seller has maintained and funded all of its employee benefit plans (collectively, the “Seller Benefit Plans”) in accordance with their terms and all applicable laws. Neither Seller nor any Member of the Controlled Group maintains or contributes to, or has ever maintained or contributed to, any Defined Benefit Plan or Multiemployer Plan. Nothing contained in any of the Seller Benefit Plans will obligate Purchaser or Purchaser Sub to provide any benefits to employees, former employees or beneficiaries of employees or former employees, or to make any contributions to any plans from and after the Closing.
     4.22 Compliance with Laws.
          (a) Seller is, and at all times within the last five (5) years, in full compliance, with each Legal Requirement that is applicable to Seller or any of Seller’s properties, assets, products, or articles (including the Purchased Assets), operations or businesses (including the Business), and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure comply with, any such Legal Requirement, including without limitation in each case any such Laws relating to the generation, discharge, release, containment, storage, transportation, disposal, assessment or cleanup of hazardous materials or other contaminants or similar materials. Seller has not received any notice from any third party regarding any actual, alleged or potential violation of any Legal Requirement. There are no “bulk sales” Legal Requirements applicable to the Transaction.
          (b) To the Knowledge of Seller, no Governmental Authority has proposed or is considering any Legal Requirement that may affect Seller, Seller’s properties, assets (including the Purchased Assets), operations or businesses (including the Business as presently conducted and as currently proposed to be conducted), or Seller’s rights thereto, except to the extent that any such Legal Requirement, if adopted or otherwise put into effect, individually or in the aggregate, will not have a Material Adverse Effect on Seller.
          (c) Without in any way limiting the generality of Section 4.22(a) and (b), each of Seller and each Member further represents that during the past five (5) years it has complied in all material respects with all applicable requirements of: (1) the United States Food and Drug Administration (“FDA”); (2) Titles XI, XVIII and XIX of the Social Security Act and its implementing regulations, manual issuances, guidance documents and other administrative and interpretative rulings, as administered and enforced by either the Centers for Medicare & Medicaid Services and the Office of Inspector General both within the United States Department of Health and Human Services; (3) each of the regulatory bodies in those member states of the European Economic Community in which the Seller has distributed its products, directly or indirectly; and (4) each of the regulatory bodies of any other country or territory in which the Seller has distributed its products, directly or indirectly (each, a “Third Country”), including without limitation in each case:
               (i) all applicable FDA pre-market clearance (“510(k)”) or pre-market approval (“PMA”) requirements set forth in 21 C.F.R. parts 807 and 814, respectively, and in the clearance and approval letters from the FDA; all applicable CE-MDD marking requirements set forth in 93/42/EEC; the Medical Device Directive, as implemented in each member country (the “MDD”), and any similar requirement set forth in the laws or regulations of any Third Country; including, in each case, the requirement to obtain a new clearance or approval for modifications to existing products;
               (ii) all export requirements of the FD&C Act;
               (iii) all establishment registration and device listing requirements set forth in 21 C.F.R. part 807; in the MDD or in the laws or regulations of any Third Country;
               (iv) all requirements set forth in 21 C.F.R. part 820; in the MDD or in the laws or regulations of any Third Country;
               (v) all complaint handling requirements set forth in 21 C.F.R. part 820.198; in the MDD or in the laws or regulations of any Third Country; including without limitation the record keeping and investigation requirements thereof;

               (vi) the medical device reporting requirements set forth in 21 C.F.R. part 803; the adverse event reporting requirements set forth in the MDD and any similar requirements set forth in the laws or regulations of any Third Country;
               (vii) neither Seller, the Members, nor, to the best Knowledge of Seller and the Members, any of its full-time or part-time personnel (employees or contractors) has, within the past five (5) years received or been the subject of any FDA Form 483, letter setting out certain deficiencies, warning letter, injunction proceeding, consent decree or consent decree proceeding, seizure, PMA suspension or recall by the FDA or other Federal authority, or has been cited or alleged by the FDA or other regulatory authority within the last five (5) years as failing to comply with regulatory requirements or guidelines in the performance of services; and
               (viii) the removal and corrections requirements set forth in 21 C.F.R. part 806; in the MDD or in the laws or regulations of any Third Country.
          (d) No product of the Seller has been withdrawn, suspended or discontinued as a result of any action by the FDA or has been the subject of a recall or field action whether voluntary or otherwise, or any other similar Governmental Authority by Seller or, to the Knowledge of Seller and each Member, any licensee of any of the Seller’s products, in the United States or outside the United States (whether voluntarily or otherwise), in each case, within the past five (5) years. No proceedings in the United States or outside of the United States (whether completed or pending) seeking the withdrawal, suspension or seizure of any product of Seller are pending (i) against Seller or (ii) to the Knowledge of Seller and the Members, against any licensee of any of Seller’s products.
          (e) Neither Seller, nor any Representative of Seller, (i) has made any unlawful domestic or foreign political contributions; (ii) has made any payment or provided services which were not legal to make or provide or which Seller or such Representative should have known were not legal for the payee or the recipient of such services to receive; (iii) has received any payments, services or gratuities which were not legal to receive or which Seller or such Representative should have known were not legal for the payor or the provider to make or provide; (iv) has had any transactions or payments which are not recorded in its accounting books and records or disclosed in its financial statements; (v) has had any off-book bank or cash accounts or “slush funds”; (vi) has made any payments to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions; or (vii) has made illegal payments to obtain or retain business. The representative in this paragraph in no way limit the other representations set out in this Article 4.22.
          (f) The Seller is not sponsoring or otherwise participating in any clinical trial of any medical device other than the clinical trials set forth in Schedule 4.22(f). For the trials set forth in that Schedule, the Seller represents that the trial is being conducted pursuant to an FDA approved Investigational Device Exemption and that it and its Investigators and Contract Research Organizations have complied fully with all applicable FDA regulations including those at 21 C.F.R. parts 50, 54, 56, and 812 and that all adverse events and deviations from protocol have been timely reported to the FDA.

          (g) With respect to any Seller disclosure related to the representations and warranties of Seller and Members contained in this Section 4.22, whether or not cross referenced or disclosed on Schedule 4.22 or elsewhere on the Seller and Member Disclosure Schedule, the parties hereto agree that any Damages arising therefrom will be treated as Purchaser Damages for which Seller and the Members, jointly and severally, will indemnify, defend and hold harmless Purchaser, Purchaser Sub and its Representatives in accordance with the provisions of Section 11 hereto.
     4.23 Governmental Approvals.
          (a) Seller has all Governmental Approvals that are necessary or appropriate in connection with Seller’s ownership and use of its properties or assets (including the Purchased Assets) or Seller’s operation of its businesses (including the Business). Seller has made all filings with, and given all notifications to, all Government Authorities as required by all applicable Legal Requirements. Schedule 1.1(l) contains an accurate, correct and complete list and summary description of each such Governmental Approval, filing or notification. All products sold in the United States that require FDA approval or clearance, as the case may be, or the Underwriters Laboratories, all products sold in Canada that require the approval of the Canadian Standards Association, all products sold in European Economic Community that require approval of the regulatory bodies of the member states thereof, and all products sold in any other country or territory in which the Seller has distributed its products that require the approval of such respective regulatory bodies thereof, directly or indirectly, as applicable, have been so approved. All such approvals are set forth in the Seller and Members Disclosure Schedule and remain in full force and effect, and there are no notices related to the withdrawal of any such approval or requiring any modification of a product in order to preserve any such approval.
          (b) Each such Governmental Approval, filing and notification is valid and in full force and effect, and there is not pending or threatened any Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval, filing or notification. No violations have been recorded in respect of any Governmental Approvals, and Seller knows of no meritorious basis therefor. No fines or penalties are due and payable in respect of any Governmental Approval or any violation thereof.
          (c) Seller has delivered to Purchaser or Purchaser Sub, as the case may be, accurate and complete copies of all of the Governmental Approvals, filings and notifications identified in Schedule 1.1(l), including all renewals thereof and all amendments thereto. All Governmental Approvals are freely assignable to Purchaser Sub.
     4.24 Proceedings and Orders.
          (a) There is no Proceeding pending or threatened against or affecting Seller, any of Seller’s properties, assets (including the Purchased Assets), operations or businesses (including the Business), or Seller’s rights relating thereto. To Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Purchaser true, accurate and complete copies of all pleadings, correspondence and other documents relating to any such Proceeding. No insurance company has asserted in writing that any such Proceeding is not covered by the applicable policy related thereto.
          (b) Neither Seller, its Members, officers, managers, agents or employees, nor any of Seller’s properties, assets (including the Purchased Assets), operations or businesses (including the Business), nor Seller’s rights relating to any of the foregoing, is subject to any Order or any proposed Order, except to the extent that any such proposed Order, if issued or otherwise put into effect, individually or in the aggregate, will not have a Material Adverse Effect on Seller.
     4.25 Environmental Matters.
          (a) The operations of the Business at the premises demised under the Real Property Lease, and said premises, are currently in compliance with Environmental and Safety Laws applicable to its operations and business at such facility. Seller has received no written notice from any Governmental Authority of any non-compliance with such laws, ordinances, regulations or orders by Seller with respect to the premises demised under the Real Estate Lease.
          (b) Seller is in compliance in all material respects with all applicable Environmental and Safety Laws, which compliance includes the possession by Seller of all permits, authorizations and other Governmental Approvals required under applicable Environmental and Safety Laws, and compliance with the terms and conditions thereof, including but not limited to compliance with federal, state and local air quality laws and regulations, wastewater and stormwater discharge requirements, Hazardous Materials and hazardous waste requirements, ground water laws and regulations and wetlands requirements, as applicable. The Seller has not received any notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that seller is not in compliance with any Environmental and Safety Law, and, to the Knowledge of the Seller, there are no circumstances that may prevent or interfere with the Seller’s compliance with any Environmental and Safety Law in the future. No current or prior owner of any property leased or controlled by the Seller has received any notice or other communication (in writing or otherwise), whether from a Government Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Seller is not in compliance with any Environmental and Safety Law. All Governmental Approvals currently held by the Seller pursuant to Environmental and Safety Laws are identified in Seller and Members Disclosure Schedule 4.25(b).
          (c) No hazardous Substances are, or have been, used, stored, generated, disposed of, managed or transported on, under or about Seller’s facilities; there have been no releases or discharges of Hazardous Materials on, under or about the Seller’s facilities; and no aboveground storage tanks or underground storage tanks are located on or used by Seller in connection with Seller’s facilities.
          (d) There are no institutional controls or other use or deed restrictions, and there are no liens, applicable to or on the premises, in connection with the use or presence of Hazardous Materials on the Seller’s facilities.

          (e) Neither the Seller nor any Member has entered into, or been asked to enter into, any consent decree, compliance order, or administrative order or been subject to or, to Seller’s or any Member’s Knowledge, threatened with any civil or criminal enforcement action, with respect to Seller’s facilities.
          (f) Neither Seller nor any Member has contractually, by operation of law or by Environmental and Safety Laws, or otherwise, assumed or succeeded to any Environmental and Safety Laws Liability of any predecessors or any other person with respect to Seller’s facilities.
          (g) Seller and each Member have delivered to Purchaser full and complete copies of all reports, data and other materials pertaining to Hazardous Materials or other environmental matters in its possession or under its control with respect to Seller’s facilities.
     4.26 Taxes.
          (a) Seller has timely filed all Tax Returns that it or he was required to file, and such Tax Returns are true, correct and complete in all respects. All Taxes payable in respect to income reflected on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Seller (or by the Members with respect to Seller) with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals (by way of accrued Tax distributions or otherwise) have been provided in its Financial Statements. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party. Seller has no liability for unpaid Taxes accruing after the date of its latest Financial Statements except for Taxes incurred in the ordinary course of business. Seller has properly and accurately filed all returns or other deposit forms and paid all Employment Taxes due for the period ending on the Closing Date. “Employment Taxes” are any and all FICA (Federal Insurance Contributions Act), FUTA (Federal Unemployment Tax) and any income taxes due on employees’ wages required to be withheld by the Seller. There are no liens for Taxes on the properties of Seller, other than liens for Taxes not yet due and payable.
          (b) Seller has treated itself as owner of each of the Purchased Assets for Tax purposes. None of the Purchased Assets is the subject of a “safe-harbor lease” within the provisions of former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Purchased Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (c) The Seller and each of the Members are “United States persons” within the meaning of Section 7701(a)(30) of the Code.
     4.27 Brokers. Seller has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

     4.28 Solvency. Seller is not entering into the Transaction with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. The Purchase Price is not less than the reasonably equivalent value of the Purchased Assets less the Assumed Liabilities. Seller’s assets, at a fair valuation, exceed its liabilities, and Seller is able, and will continue to be able after the Closing of the Transaction, to meet its debts as they mature and will not become insolvent as a result of the Transaction. After the Closing of the Transaction, Seller will have sufficient capital and property remaining to conduct the business in which it will thereafter be engaged.
     4.29 No Other Agreement. Other than for sales of assets in the ordinary course of business, neither Seller, nor any of its Representatives, has entered into any Contract with respect to the sale or other disposition of any assets (including the Purchased Assets) or capital stock of Seller except as set forth in this Agreement.
     4.30 Full Disclosure.
          (a) Neither this Agreement nor any of the other Transaction Agreements, (i) contains or will contain as of the Closing Date any untrue statement of fact or (ii) omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein (in light of the circumstances under which they were made) not misleading.
          (b) There is no fact (other than publicly known facts related exclusively to political or economic matters of general applicability that will adversely affect all Entities comparable to Seller) that may have a Material Adverse Effect on Seller.
          (c) All of the information set forth in the Seller and Members Disclosure Schedule, and all other information regarding Seller or Seller’s properties, assets (including the Purchased Assets), operations, businesses (including the Business), Liabilities, financial performance, net income and prospects that has been furnished to Purchaser or any of its Representatives by or on behalf of Seller or any of Seller’s Representatives, is accurate, correct and complete in all respects.
          (d) Each representation and warranty set forth in this Article 4 is not qualified in any way whatsoever except as explicitly provided therein, will not merge on Closing or by reason of the execution and delivery of any Contract at the Closing, will remain in force on and immediately after the Closing Date, is given with the intention that liability is not limited to breaches discovered before Closing, is separate and independent and is not limited by reference to any other representation or warranty or any other provision of this Agreement, and is made and given with the intention of inducing Purchaser and Purchaser Sub to enter into this Agreement.
     4.31 Private Placement.
          (a) Purchase Entirely for Own Account. Each of Seller and the Members is acquiring the Shares to be received in the Transaction (the “Securities”) for investment for each of Seller’s and the Member’s respective own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and neither Seller nor any of the Members has no present intention of selling, granting any participation in, or otherwise distributing the same.
          (b) Disclosure of Information. Each of Seller and each Member has received all the information it or he considers necessary or appropriate for deciding whether to obtain the Shares as consideration in this Transaction. Each of Seller and each Member has had an opportunity to ask questions and receive answers from Purchaser and Purchaser Sub regarding the rights, preferences and privileges under the Shares and the business, properties, prospects and financial condition of Purchaser and Purchaser Sub.
          (c) Investment Experience. Each of Seller and each Member acknowledges that it or he is able to fend for itself or himself, can bear the economic risk of owning the Shares, and has such knowledge and experience in financial or business matters that it or he is capable of evaluating the merits and risks of owning the Shares. Each of Seller and each Member acknowledges that its or his ownership of the Shares involves a high degree of risk and that Seller is able, without materially impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of its or his investment.
          (d) Accredited Investor; U.S. Persons; Non-U.S. Persons. Each of Seller and each Member is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company. Each Member that is not an “accredited investor” hereby acknowledges that either alone or with such Member’s purchaser representative such Member has knowledge and experience in financial and business matter such that such Member is capable of evaluating the merits and risks of the prospective investment.
          (e) Restricted Securities. Each of Seller and each Member understands that the Shares are characterized as “restricted securities” under the federal securities laws in that they are being acquired from Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Seller is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. EACH OF SELLER AND EACH MEMBER UNDERSTANDS AND ACKNOWLEDGES HEREIN THAT AN INVESTMENT IN PURCHASER’S SHARES INVOLVES AN EXTREMELY HIGH DEGREE OF RISK AND MAY RESULT IN A COMPLETE LOSS OF ITS INVESTMENT. Each of Seller and each Member understands that the Shares have not been and will not be registered under the Securities Act and have not been and will not be registered or qualified in any state in which they are offered, and thus such party will not be able to resell or otherwise transfer its or his Shares, as applicable, unless they are registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available. Neither Seller nor any of the Members has an immediate need for liquidity in connection with this investment, anticipates that Seller will be required to sell its or his Shares in the foreseeable future.

          (f) Further Limitations on Disposition. Without in any way limiting the representations set forth above, each of Seller and each of the Members further agrees not to make any disposition of all or any portion of the Shares unless and until the transferee has agreed in writing for the benefit of Purchaser to be bound by this Section 4.31, and:
               (i) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or
               (ii) (a) Seller and/or such Members, as applicable, shall have notified Purchaser of the proposed disposition and shall have furnished Purchaser with a detailed statement of the circumstances surrounding the proposed disposition and (b) if reasonably requested by Purchaser, shall have furnished Purchaser with an opinion of counsel reasonably satisfactory to Purchaser that such disposition will not require registration of such shares under the Securities Act.
               (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by Seller to a member of Seller, or to the estate of any such member or retired member or the transfer by gift, will or intestate succession by any member to his or her spouse or to the siblings, lineal descendants or ancestors of such member or his or her spouse, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were Seller hereunder.
          (g) Legends. It is understood that the certificates evidencing the Shares may bear one or all of the following or substantially similar legends:
               (i) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”
               (ii) Any legend required by the Bylaws of the Purchaser or applicable state securities laws.
          (h) Residency. The residency of each Member is correctly set forth in the opening paragraph of this Agreement.
          (i) Reliance by Purchaser and Purchaser Sub. Each of Seller and each Member understands that the representations, warranties, covenants and acknowledgements set forth in this Section 4.31 constitute a material inducement to Purchaser and Purchaser Sub to enter into this Agreement.
          (j) No Reliance on Others. Each of Seller and each Member acknowledges that it or he is not relying upon any person, firm or corporation, other than (i) Purchaser and its officers and directors, in making its investment or decision to invest in Purchaser and (ii) the

Member Representative, as may be applicable. Each of Seller and each Member acknowledges that the fees and expenses of Member Representative in an estimated amount of $5,000 are being paid for by Purchaser.
          (k) Section 16 and Other Commission Filings. Each of Seller and each Member acknowledges and agrees that it or he shall be solely responsible for timely making any required filings with the Commission, including without limitation any Section 16 filings or filings on Schedule 13D or 13G, on behalf of itself or its Affiliates and acknowledges and agrees neither Purchaser, Purchaser Sub, nor Purchaser Representatives shall have any responsibility or obligations to the Seller, Members or their Affiliates in connection therewith.
          (l) No Short Sales or Other Transactions in the Common Stock. Between the time each of Seller and each Member learned about the Transaction contemplated by this Agreement and the date of this Agreement, none of such Persons has engaged in any short sales or similar transactions with respect to Purchaser’s Common Stock, nor has such Person, directly or indirectly, caused any other Person to engage in any short sales or similar transactions with respect to the Purchaser’s Common Stock. After the date of this Agreement and prior to the Closing Date, each of Seller and each Member agrees not to engage in any short sales or other purchase or sale transactions with respect to Purchaser’s Common Stock, nor directly or indirectly, cause any Person to engage in any short sales or other purchase or sale transactions with respect to Purchaser’s Common Stock.
     4.32 Bank Accounts. Schedule 4.32 sets forth an accurate and complete list of all Bank Accounts, including the names and addresses of the financial institutions in which Seller has a Bank Account and the names of all persons authorized to draw thereon or with access thereto.
     4.33 Investments. The Seller and Members Disclosure Schedule sets forth an accurate and complete list of all certificates of deposit, debt and equity securities and other investments owned, beneficially or of record, by Seller (collectively, the “Investments”). Seller has good and marketable title to all of the Investments. The Investments are (a) properly valued at the lower of cost or market; (b) readily marketable; and (c) fully paid and not subject to assessment or other claims upon the holder thereof.
     4.34 Product Liability.
          (a) The Business is not subject to any Liabilities or Damages arising from any injury to person or property or as a result of ownership, possession or use of any Seller Product manufactured, processed, distributed, shipped or sold prior to the Closing Date. All such Liabilities and Damages are fully covered by product liability insurance or otherwise provided for, and Seller shall properly satisfy and discharge all such Liabilities and Damages. There have been no recalls of any Seller Products, and to the Knowledge of Seller, none are threatened or pending, and no report has been filed or is required to have been filed with respect to any Seller Products under the National Vehicle Safety Act of 1966, the Consumer Products Safety Act, as amended, or under any other law, rule or regulation. No circumstances exist involving the safety aspects of any Seller Products that would cause any obligation to report to any Governmental Authority. There are no, and within the last twelve (12) months there have not been any, actions, claims or threats thereof related to product liability against or involving Seller or any Seller Products and no such actions, claims or threats have been settled, adjudicated or otherwise disposed of within the last twelve (12) months.
          (b) No shipment or other delivery of Seller Products made or to be made by Seller on or prior to the Closing Date was or as of the Closing Date will be (i) adulterated or misbranded within the meaning of the FD&C Act, as amended; (ii) an article which may not under the provisions of Section 404 or 405 of such Act be introduced into interstate commerce or (iii) adulterated or misbranded within the meaning of any pure food laws or ordinances of any state or other jurisdiction to which such articles are shipped.
          (c) There are no citations, decisions, adjudications or written statements by any Governmental Authority or consent decrees between any Governmental Authority and Seller stating that any Seller Product is (i) defective or unsafe or (ii) fails to meet any standards promulgated by any such standards. There is no (A) fact or condition related to any Seller Product that would impose upon Seller a duty to recall any Seller Product or (B) material liability for returns or other product liability claims with respect to any Seller Product not adequately reserved on the Closing Balance Sheet in accordance with GAAP.
     4.35 Foreign Corrupt Practices Act.
          (a) Seller and its Representatives have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year) or any commission payment to:
               (i) any person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether government owned or nongovernment owned);
               (ii) any political party or official thereof;
               (iii) any candidate for political or political party office; or
               (iv) any other individual or entity;
while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promises, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.
          (b) Seller has made all payments to third parties by check mailed to such third parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such party’s principal place of business.
          (c) Each transaction is properly and accurately recorded on the Books and Records of Seller, and each document upon which entries in Seller’s Books and Records are based is complete and accurate in all respects. Seller maintains a system of internal accounting controls adequate to insure that Seller maintains no off-the-books accounts and that Seller’s assets are used only in accordance with Seller’s management directives.
     4.36 Export Controls/Anti-Boycott & Embargoes. Seller represents, certifies and warrants that it has at all times been in compliance with all U.S. export control and anti-boycott & embargo statutes, regulations, guidelines, and policies of the U.S. Department of State, Department of Commerce and the Department of the Treasury. Moreover, Seller further represents, certifies and warrants that it has neither directly nor indirectly sold any product or provided any service during the last five (5) years to any entity subject to any U.S. Government Specially Designated or Blocked Persons list or otherwise subject to any U.S.-sanctioned boycott.
     4.37 No Additional Representations. Seller is not making any representations or warranties, express or implied, of any nature whatsoever with respect to the Assets or the Business, except for the representations and warranties in this Article 4, and except as otherwise expressly stated herein.
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Except as specifically set forth on the Schedule 5 (the “Purchaser Disclosure Schedule”) attached to this Agreement (the parts of which are numbered to correspond to the applicable Section numbers of this Agreement), Purchaser hereby represents and warrants as of the date hereof to Seller as follows:
     5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
     5.2 Authority; Binding Nature of Agreements. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser. Each of this Agreement and the other Transaction Agreements constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.
     5.3 No Conflicts; Required Consents. The execution, delivery and performance of this Agreement or any other Transaction Agreement by Purchaser do not and will not (with or without notice or lapse of time):
          (a) conflict with, violate or result in any breach of (i) any of the provisions of Purchaser’s Certificate of Formation or Operating Agreement; (ii) any resolutions adopted by Purchaser’s members, or its board of directors or committees thereof; (iii) any of the terms or requirements of any Governmental Approval held by Purchaser or any of its employees or that otherwise relates to Purchaser’s business; or (iv) any provision of a Contract to which Purchaser is a party;
          (b) give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Purchaser or any of its assets is subject; or (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate or modify any Contract to which Purchaser is a party; or
          (c) require Purchaser to obtain any Consent or make or deliver any filing or notice to a Governmental Authority.
     5.4 Brokers. Purchaser has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.
     5.5 Purchaser Shares. Upon consummation of the transactions contemplated hereby and the issuance and delivery of certificates representing the Shares as provided in this Agreement, the Shares will be (i) validly issued, fully paid, non-assessable shares, and (ii) free and clear of all liens, pledges or other encumbrances, other than as explicitly described herein.
     5.6 Financial Ability. Purchaser has sufficient funds to consummate the transactions contemplated by this Agreement and knows of no circumstance or condition that will prevent the availability at the Closing Date of such funds.
     5.7 Full Disclosure. None of the representations and warranties contained in this Article 5, when all such representations and warranties are read together in their entirety, (i) contains any untrue statement of fact or (ii) omits or will omit to state any fact necessary to make such representations and warranties (in light of the circumstances under which they were made) not misleading.
ARTICLE 6. PRE-CLOSING COVENANTS
     6.1 Seller’s Conduct of the Business Prior to Closing. From the date of this Agreement until the Closing Date, Seller shall, and shall cause its members, officers, managers and employees, to:
          (a) Conduct the Business in the ordinary course of business;
          (b) Pay all of its Liabilities and Taxes when due, subject to good faith disputes over such Liabilities or Taxes;
          (c) Maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of Seller;
          (d) Use commercially reasonable efforts to (i) preserve intact all rights of the Business to retain its employees and (ii) maintain good relationships with employees, licensors,

licensees, suppliers, contractors, distributors, customers, and others having business dealings with the Business; and
          (e) Use best efforts to maintain and operate Seller’s facilities and the business in compliance with Environmental and Safety Laws and to maintain compliance with the representations and warranties in Section 4.25 above.
     6.2 Restrictions on Seller’s Conduct of the Business Prior to Closing. From the date of this Agreement until the Closing Date, Seller shall not, and shall cause its members, officers, managers and employees, not to:
          (a) Enter into, create, incur or assume (i) any borrowings under capital leases or (ii) any obligations which may have a Material Adverse Effect on Seller or Purchaser Sub’s ability to conduct the Business in substantially the same manner and condition as currently conducted by Seller;
          (b) Acquire by merging or consolidating with, or by purchasing any equity securities or assets (which are material, individually or in the aggregate, to Seller) of, or by any other manner, any business or any Entity;
          (c) Sell, transfer, lease, license or otherwise encumber any of its material assets (including the Purchased Assets), except for the sale of Inventory in the Ordinary Course of Business;
          (d) Take any action not announced prior to the date of this Agreement to the customers, suppliers or distributors of Seller, including providing promotions, coupons, discounts or price increases;
          (e) Enter into any agreements or commitments with another Person, except on commercially reasonable terms in the ordinary course of business;
          (f) Violate any Legal Requirement applicable to Seller;
          (g) Change or announce any change to the Seller Products or any services sold by Seller;
          (h) Violate, terminate or amend any Seller Contract or Governmental Approval;
          (i) Commence a Proceeding other than for (i) the routine collection of Receivables, (ii) injunctive relief on the grounds that Seller has suffered immediate and irreparable harm not compensable in money damages if Seller has obtained the prior written consent of Purchaser, such consent not to be unreasonably withheld, or (iii) against the Purchaser in the event Purchaser is in breach of this Agreement;
          (j) Declare, authorize or pay any dividends on, make any other distributions with respect to, or redeem, repurchase or otherwise acquire any of its capital stock;

          (k) Purchase, lease, license or otherwise acquire any assets, except for supplies acquired by Seller in the ordinary course of business;
          (l) Make any capital expenditure in excess of $10,000, individually or in the aggregate;
          (m) Write off as uncollectible, or establish any extraordinary reserve with respect to, any Receivable or other indebtedness in excess of $5,000, individually or in the aggregate;
          (n) Provide any credit, loan, advance, guaranty, endorsement, indemnity, warranty or mortgage to any Person, including any of the customers, members, officers, employees or directors of Seller, other than those made in the ordinary course of business;
          (o) Borrow from any Person by way of a loan, advance, guaranty, endorsement, indemnity, or warranty;
          (p) Discharge any Encumbrance, indebtedness or other Liability in excess of $5,000, individually or in the aggregate, except for Liabilities reflected or reserved against in the Financial Statements and accounts payable in the ordinary course of business;
          (q) Change its credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records;
          (r) Change the terms of its accounts or other payables or Receivables or take any action directly or indirectly to cause or encourage any acceleration or delay in the payment, collection or generation of its accounts or Receivables;
          (s) Incur or become subject to any Liability, contingent or otherwise, except current Liabilities in the ordinary course of business;
          (t) Make any material change affecting the Business, including (i) changes in wholesaler alignments, inventory levels, management organization or personnel arrangements with sales brokers, advertising agencies, market research projects, advertising and promotion budgets or the content of advertisements or working capital levels (payables, receivables and inventory); (ii) changes in discretionary costs, such as advertising, maintenance and repairs, research and development, and training; (iii) any capital expenditures or deferrals of capital expenditures; (iv) deviations from operating budgets or plans on sales and profitability; or (v) other than in the ordinary course of business, changed any of its business policies, including, advertising, investments, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies;
          (u) Amend its Certificate of Formation or Operating Agreement;
          (v) Split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of, or in substitution for, shares of its capital stock;

          (w) Accelerate, amend or change the period of exercisability or vesting of Seller Phantom Units or other rights granted under the Seller Phantom Plan or any Seller Benefit Plans, except as specifically contemplated in this Agreement;
          (x) Issue, sell, dispose of or encumber, or authorize the issuance, sale, disposition or encumbrance of, any units or other ownership interest or grant, enter into or accept any options, warrants, convertible securities or other rights to acquire any such units or any other ownership interest in Seller;
          (y) Hire any new employee other than in the ordinary course of business, terminate any officer or key employee of Seller, increase the annual level of compensation of any existing employee except for regular, scheduled compensation increases in the ordinary course of business, establish or adopt any Employee Benefit Plan, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant;
          (z) Make any severance payments to any employee, officer or director, except payments made pursuant to written agreements outstanding as of the date of this Agreement;
          (aa) Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
          (bb) Fail to maintain all Inventory in accordance with reasonable past practices or fail to maintain the Purchased Assets in good repair, order and condition, reasonable wear and tear excepted; or
          (cc) Enter into any Contract or agree, in writing or otherwise, to take any of the actions described in Section 6.2(a) through (cc) above, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.
          (dd) Prevent and not allow to occur any releases or discharges of Hazardous Materials on, under or about Seller’s facilities.
     6.3 No Solicitation. Until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to its terms, Seller shall not, and Seller shall cause its Representatives not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing information regarding the Business or the Purchased Assets or Assumed Liabilities) any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of Seller, the Business or the Purchased Assets or Assumed Liabilities (whether by way of merger, purchase of capital shares, purchase of assets or otherwise) (a “Competing Transaction”); or (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing. If at any time prior to the earlier of (x) the Closing and (y) the termination of this Agreement pursuant to its terms, Seller is approached in any manner by a third party concerning a Competing Transaction (a “Competing Party”), Seller shall promptly inform Purchaser regarding such contact and furnish Purchaser with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and Seller shall keep Purchaser informed of the status and details of any future notices, requests, correspondence or communications related thereto.
     6.4 Certain Notifications. From the date of this Agreement until the Closing, Seller shall promptly notify Purchaser in writing regarding any:
          (a) Action taken by Seller not in the Ordinary Course of Business and any circumstance or event that could reasonably be expected to have a Material Adverse Effect on the Business;
          (b) Fact, circumstance, event, or action by Seller (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of Seller contained in this Agreement or in any Transaction Agreement not being true and correct when made or at Closing;
          (c) Breach of any covenant or obligation of Seller hereunder; and
          (d) Circumstance or event which will result in, or could reasonably be expected to result in, the failure of Seller to timely satisfy any of the closing conditions specified in Article 9 of this Agreement.
Additionally, from the date hereof through the Closing, Seller shall confer on a regular and frequent basis with one or more designated representatives of Purchaser to report material operational matters and the general status of on-going operations of the Business. Seller shall promptly notify Purchaser of any material change in the financial condition, results of operations, properties, business or prospects of the Business and shall keep Purchaser fully informed of such events and permit Purchaser’s representatives to participate in all discussions related thereto.
     6.5 Updating the Seller and Members Disclosure Schedule. If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 6.4 would require a change to the Seller and Members Disclosure Schedule if the Seller and Members Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then, prior to Closing, Seller shall deliver to Purchaser an update to the Seller and Members Disclosure Schedule specifying such change and shall use its best efforts to remedy same, as applicable; provided, however, that no such update shall be deemed to supplement or amend the Seller and Members Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller in this Agreement or (ii) determining whether any of the conditions set forth in Article 9 have been satisfied.

     6.6 Access to Information. From the date of this Agreement until the Closing, Seller shall (i) permit Purchaser and its Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, personnel, Persons having business relationships with Seller (including suppliers, licensees, customers and distributors), books, records (including Tax records), contracts, and documents of or pertaining to Seller; (ii) furnish Purchaser with all financial, operating and other data and information related to the Business (including copies thereof), as Purchaser may reasonably request; and (iii) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of the Business, the Purchased Assets and the Assumed Liabilities. No information or knowledge obtained in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.
     6.7 Best Efforts. From the date of this Agreement until the Closing, each of Seller and the Members, and Purchaser shall use their respective best efforts to cause to be fulfilled and satisfied all of the other party’s conditions to Closing set forth in Article 9.
     6.8 [Intentionally Omitted].
     6.9 Consents. As promptly as possible after the date of this Agreement, Seller shall use best efforts to obtain all Consents and make and deliver all filings and notices listed or required to be listed on Schedule 4.5(e), and Purchaser shall use its best efforts to obtain all Consents and make and deliver all filings and notices listed or required to be listed on Schedule 5.3(c). Purchaser shall not be required to (i) agree to any material changes in, or the imposition of any material condition to the transfer to Purchaser Sub of, any Seller Contract or Governmental Approval as a condition to obtaining any Consent; or (ii) dispose of or make any changes to its business, expend any material funds or incur any other burden in order to comply with this Section 6.9.
     6.10 Member Vote. Prior to the Closing, Seller’s managing Members will recommend to Seller’s members that they approve this Agreement and the consummation of the Transaction
     6.11 Customer Retention. Prior to Closing, Seller and either (i) Purchaser or (ii) Purchaser Sub shall send a joint letter to all distributors and customers of the Business notifying them of the general nature of the Transaction. Prior to Closing, Seller’s senior management shall contact each customer or distributor of Seller Products accounting for $5,000 or more in Seller Product revenues during the 12 months ended September 30, 2006 (collectively, the “Major Customers”), in person or by teleconference, to encourage such distributors and customers to continue to purchase the Seller Products from Purchaser Sub following Closing and shall otherwise use best efforts to cause the business relationships maintained by Seller with such distributors and customers to be transferred to Seller without interruption at Closing. Prior to Closing, marketing and sales personnel of Seller and Purchaser or Purchaser Sub shall participate in joint visits to such distributors and customers as Purchaser may specify, for the same purpose. Seller acknowledges that Purchaser and Purchaser Sub shall not, as a consequence of the Transaction, assume or undertake any obligation to Seller’s distributors and sales representatives with respect to Seller Product sales, except in connection with use defined term for transferred contracts. Seller acknowledges and agrees that any liabilities associated with the termination of Seller Product sales and distribution arrangements with Seller’s sales representatives and distributors constitute Excluded Liabilities .
ARTICLE 7. POST CLOSING COVENANTS
     7.1 Seller Intellectual Property.
          (a) Effective at Closing and except as otherwise set forth herein, Purchaser Sub hereby grants Seller a nonexclusive, non-transferable, non-sublicenseable, royalty free, worldwide, fully paid license to use the Licensed Technology solely as necessary to make, use, and sell products that embody the [***], and solely as set forth in this Section 7.1(a). The license set forth above will not extend to the design, manufacture or commercialization of any device that competes, directly or indirectly, with any product or service related to the Business being acquired by Purchaser Sub or that would violate Seller’s or any Member’s noncompetition covenants hereunder. The foregoing license shall not be transferable except as follows: Seller may transfer the foregoing license in connection with the transfer of all of the [***] to a party that is not a direct or indirect competitor of Purchaser or Purchaser Sub (as reasonably determined by Purchaser or Purchaser Sub, as the case may be), provided that Purchaser and Purchaser Sub shall be given advance notice of such transfer, and the provided further that the transferee shall agree in writing (with Purchaser and/or Purchaser Sub as a party or as an express third party beneficiary) to all of the restrictions in this Section 7.1(a). The foregoing license shall not be sublicensable without Purchaser and Purchaser Sub’s advance written consent, which shall not be unreasonably withheld. In requesting consent, Seller will provide Purchaser and Purchaser Sub with an explanation of the purpose for the sublicense. Consent shall be deemed reasonably withheld if (a) Purchaser or Purchaser Sub is able and willing to provide the design or manufacturing services for which the license is requested on commercially reasonable terms, or (b) if the proposed licensee is a direct or indirect competitor of Purchaser or Purchaser Sub (as reasonably determined by Purchaser or Purchaser Sub, as the case may be), or (c) if Purchaser or Purchaser Sub reasonably believes the sublicense may inure to Purchaser’s or Purchaser Sub’s detriment. Purchaser or Purchaser Sub may terminate the foregoing license in the event Seller, its transferee, or any of their Affiliates brings any Proceeding based upon Patent infringement or otherwise against Purchaser, Purchaser Sub or any of their Affiliates.
          For purposes of the foregoing paragraph the term “Licensed Technology” shall mean any portion of the Intellectual Property Rights transferred to Purchaser Sub under the Agreement that consists of manufacturing processes and designs related to [***].
          Seller hereby grants to Purchaser and Purchaser Sub at the Closing a perpetual, nonexclusive, royalty-free, worldwide, fully paid, irrevocable, transferable license, including the right to grant and authorize sublicenses, to make, have made, use, sell, offer for sale and import any products, under any Patents owned or controlled by Seller or its Affiliates claiming, in whole or in party, any designs, developed or acquired by Seller based on or derived from the Licensed Technology, or improvements to the Licensed Technology, excluding the [***].
          (b) If Purchaser or Purchaser Sub is unable to enforce its Intellectual Property Rights against a third party as a result of any Legal Requirement that prohibits enforcement of such rights by a transferee of such rights, Seller agrees to assign to Purchaser or Purchaser Sub, as determined at the sole discretion of Purchaser, such rights as may be required by Purchaser or Purchaser Sub to enforce its Intellectual Property Rights in its own name. If such assignment still does not permit Purchaser or Purchaser Sub to enforce its Intellectual Property Rights against the third party, Seller agrees to initiate proceedings against such third party in Seller’s name; provided, however, that Purchaser and Purchaser Sub shall be entitled to participate in such proceedings and provided further that Purchaser or Purchaser Sub shall be responsible for the costs and expenses of such proceedings.
     7.2 Cooperation. After the Closing, upon the request of Purchaser or Purchaser Sub, Seller shall, and the Members shall cause Seller to, (i) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser or Purchaser Sub to effect, record or verify the transfer to, and vesting in Purchaser Sub, of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances, in accordance with the terms of this Agreement; and (ii) cooperate with Purchaser or Purchaser Sub, at Purchaser’s or Purchaser Sub’s, as determined at the sole discretion of Purchaser, expense, to enforce the terms of any Seller Contracts, including terms relating to confidentiality and Intellectual Property Rights, and to contest or defend against any Proceeding relating to the Transaction or to the operation of Seller’s Business before the Closing Date. After the Closing, Seller shall (a) reasonably cooperate with Purchaser and Purchaser Sub in either of their efforts to continue and maintain for the benefit of Purchaser and Purchaser Sub those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Purchaser Sub after the Closing; (b) satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships; (c) refer to Purchaser all inquiries relating to such business; and (d) promptly deliver to Purchaser Sub (i) any mail, packages and other communications addressed to Seller relating to the Business and (ii) any cash or other property that Seller receives and that properly belongs to Purchaser Sub, including any insurance proceeds, payments with respect to Receivables, and interest payable thereon. Neither Seller nor any of its officers, employees, agents or members shall take any action that would tend to diminish the value of the Purchased Assets after the Closing or that would interfere with the business of Purchaser Sub to be engaged in after the Closing, including disparaging the name or business of Purchaser or Purchaser Sub. Further, Purchaser agrees that Purchaser or Purchaser Sub will be available to Seller’s assignee with respect to the [***] for contract development or pilot manufacturing of products or prototypes related to the [***] until March 31, 2007 and extendable only by mutual consent. Purchaser or Purchaser Sub will bill Seller’s assignee with respect to the [***] for such services using its’ normal billing procedures, at a rate of the direct cost of labor and materials plus 50% (for overhead and profit). Purchaser or Purchaser Sub will not be required to give higher priority to these services than that given to other development and manufacturing projects.
     7.3 Limited Power of Attorney. Effective upon the Closing, Seller hereby irrevocably appoints Purchaser and Purchaser Sub and their successors, agents and assigns as its true and lawful attorney, in its name, place and stead, with power of substitution, to take any action and to execute any instrument which Purchaser or Purchaser Sub may deem necessary or advisable to fulfill Seller’s obligations or rights under, or to accomplish the purposes of, this Agreement, including, (i) to demand and receive any and all Purchased Assets and to make endorsements and give receipts and releases for and in respect of the same; (ii) to institute, prosecute, defend, compromise and/or settle any and all Proceedings with respect to the

Purchased Assets and Assumed Liabilities; (iii) to endorse and cash and/or deposit in an account of Purchaser Sub any and all checks or drafts received on account of any Receivables; (iv) to make any filings required to transfer any Seller Intellectual Property or any other Purchased Assets; (v) to receive and open all mail, packages and other communications addressed to Seller and relating to the Business; and (vi) in the name of Seller or otherwise, collect all Receivables for its own account. The foregoing power of attorney is a special power of attorney coupled with an interest and is irrevocable.
     7.4 [Intentionally Omitted].
     7.5 Records and Documents. For a period of ten (10) years after the Closing, at Purchaser’s or Purchaser Sub’s request, Seller shall provide Purchaser, Purchaser Sub and their representatives with access to and the right to make copies of those records and documents related to the Business, possession of which is retained by Seller, as may be necessary or useful in connection with Purchaser Sub’s conduct of the Business after the Closing. If during such period Seller elects to dispose of such records and documents, Seller shall give Purchaser and Purchaser Sub sixty (60) days’ prior written notice, during which period Purchaser or Purchaser Sub shall have the right to take such records and documents without further consideration.
     7.6 Insurance and Warranty Claims. For a period of [***] years after the Closing, Seller shall maintain in full force and effect product liability insurance on all Seller Products manufactured or sold prior to the Closing Date, in a form and with such limits as currently maintained by Seller. Such policy shall name Purchaser as an additional named insured and provide that it may not be cancelled without prior notice to Purchaser. Seller shall provide, at Purchaser’s request, reasonably satisfactory evidence that such insurance policy continues to be in effect and that all premiums have been paid.
     7.7 Transition Services. For a period of one hundred twenty (120) days after the Closing Date, Seller, at its own expense, and thereafter at the expense of Purchaser or Purchaser Sub, agrees to (a) reasonably cooperate with Purchaser and Purchaser Sub in the transfer of any relevant information in connection with the Business from Seller’s computer system acquired as part of the Purchased Assets to Purchaser’s or Purchaser Sub’s computer system; provided, however, that the parties agree and acknowledge that Seller’s computer systems shall be included as part of the Purchased Assets; (b) make Seller’s employees available to Purchaser and Purchaser Sub for the purpose of providing reasonable assistance in connection with the orderly transfer of the Business, the Purchased Assets and the Assumed Liabilities; and (c) provide all support services currently provided by Seller out of its corporate headquarters office for the Business, all as Purchaser or Purchaser Sub may reasonably request.
     7.8 Dissolution; Restricted Payments. Seller shall not dissolve or liquidate or declare or make any dividend payment or other distribution on its units, or purchase, redeem or otherwise acquire for value any units or any options, warrants or other rights to acquire such units now or hereafter outstanding until the later of (a) the date on which Seller has performed in full all obligations under Section 1.5; (b) thirty (30) days after the completion of all Purchase Price adjustment procedures contemplated by Section 2.2; and (c) the third anniversary of the Closing; provided, however, this Section 7.8 shall not apply to tax distributions, net profits, or other distributions of cash in accordance with historic practice, including the Purchase Price;

provided, that Seller maintains adequate reserves to pay its liabilities and that such distribution(s) do not render Seller insolvent.
     7.9 Payment of Liabilities. Subject to Section 11.2 and except for the Assumed Accounts Payable described in Section 1.3(b) hereof, Seller shall as promptly as possible, and in any event no later than thirty (30) days after the Closing Date, pay or otherwise satisfy all payables of Seller and other amounts payable to (i) Seller’s creditors in respect of the Purchased Assets, including without limitation the list of accounts payable set forth on the list attached hereto as Schedule 4.7(c) and any sales tax that should have been collected by the Seller in its ordinary course of business that was not collected prior to the Closing (including any amounts deemed due and payable by the Florida Department of Revenue pursuant to any sales tax audit of Seller conducted in accordance with this Transaction), (ii) any loans and indebtedness between Seller and Members, and (iii) any Member “guaranteed payments” or other similar liabilities of Seller to its Members.
     7.10 Retained Marks.
          (a) Notwithstanding anything herein to the contrary, no interest in or right to use the VasCon name or any variations thereof (each, a “Retained Mark”, and collectively, the “Retained Marks”) is being transferred to the Purchaser Sub pursuant to the Transaction. The Purchaser Sub will, following the Closing Date, use its commercially reasonable efforts to remove or obliterate the Retained Marks from its signs, advertisements, marketing brochures, purchase orders, invoices, and other materials.
          (b) Notwithstanding the foregoing, the Purchaser Sub and its distributors, licensees, sales representatives and agents, contractors, subcontractors and other representatives shall be entitled, for a period of no longer than one hundred eighty (180) days following the Closing Date, to use any signs, advertisements, marketing brochures, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, or other materials existing on the Closing Date that bear any Retained Mark.
          (c) Seller agrees to defend, indemnify and hold harmless the Purchaser and Purchaser Sub from any and all claims that may arise after the Closing Date out of the use of any Retained Mark thereof in accordance with this Agreement.
          (d) For a period of twelve (12) months after the Closing, Seller hereby grants to Purchaser and Purchaser Sub a non-exclusive, sublicenseable, royalty-free right and license to use any of the Retained Marks on any and all packaging materials for products of the Business on which the trademark appears as of the Closing Date (the “Packaging Materials”).
     7.11 Collection of Receivables.
          (a) Payments received by Purchaser or Purchaser Sub from account debtors as payment for a Receivable shall be applied against the oldest unpaid balance of such account debtor, unless the account debtor designates another application, in which case the application designated may be followed in applying the payment. In return for payment of claims for defaulted Receivables, Purchaser or Purchaser Sub, as the case may be, shall reassign the account or note involved to Seller. The uncollected receivables reassigned to Seller as provided herein shall be transferred by Purchaser or Purchaser Sub, as the case may be, subject to no defenses or setoffs by the debtor which did not arise as a result of the conduct of the Business prior to Closing.
          (b) Purchaser and Purchaser Sub each shall be entitled, in its sole discretion, to reassign and transfer to Seller any Receivables which have not been collected in full by sixty (60) days after the Closing Date and Seller shall be required to accept any such uncollected Receivable which have been so reassigned and transferred. If Purchaser or Purchaser Sub determines to so reassign and transfer any such uncollected Receivables, the Purchase Price, as may have been adjusted pursuant to the terms hereof, shall be reduced by an amount equal to the aggregate face amount of such uncollected Receivables.
     7.12 Non-Disclosure and Noncompetition.
          (a) Noncompetition Agreement.
               (i) For and in consideration of the Transaction contemplated herein, during the period commencing with the Closing Date and ending on the fifth anniversary of the Closing Date (the “Noncompetition Period”), the Seller shall not engage in any “Competitive Activity” in the “Restricted Territory” (as both are defined below). Each of the Members acknowledge and confirm that the Member’s obligations of noncompetition, non-solicitation, nondisclosure and other covenants relevant to Seller pursuant to this Section 7.12 are, with regard to each Member, as set forth in the form of Non-competition Agreement which each Member shall have executed in favor of Purchaser and Purchaser Sub in conjunction with the purchase of Seller assets as set forth in this Agreement, and all such terms and provisions are incorporated by reference herein and shall survive the termination of this Agreement.
               (ii) “Competitive Activity” shall mean directly or indirectly (or having any interest in, or performing any services for, any Person directly or indirectly) (i) engaging in any activity that is the same as, similar to, or competitive with the Business of Seller or with the Neurovascular Business (as defined below); (ii) engaging in the development, distribution, manufacture or sale of any product that is the same as, similar to, or competitive with any Seller Product being developed or distributed by Purchaser or Purchaser Sub during the Noncompetition Period; (iii) employing, soliciting for employment, or recommending for employment any Person employed by Purchaser or Purchaser Sub or any Affiliate or Subsidiary of Purchaser or Purchaser Sub during such Person’s employment with Purchaser or Purchaser Sub, as the case may be, (or any Affiliate or Subsidiary of Purchaser or Purchaser Sub) or for one year thereafter; or (iv) diverting or attempting to divert from Purchaser or Purchaser Sub or any Affiliate or Subsidiary of Purchaser or Purchaser Sub any business of any kind in which they are engaged, including the solicitation of or interference with any suppliers, contractors, or customers. For purposes of this Section 7.12, the “Neurovascular Business” shall mean the design, development, manufacture, sale and/or distribution of any neurovascular medical device.
               (iii) “Restricted Territory” shall mean every state, territory, country, or jurisdiction in which Purchaser, or Purchaser Sub, Seller or any Affiliate or Subsidiary of Purchaser, or Purchaser Sub, or Seller is now doing business or now contemplates doing business.

               (iv) Notwithstanding the foregoing, the provisions of this Section 7.12 shall not prevent Seller from beneficially owning up to two percent (2%), on a full-diluted basis, of the total shares of all classes of stock outstanding of any corporation having securities listed on the NYSE, the American Stock Exchange, or traded on NASDAQ.
          (b) Noncompetition Covenants; Scope and Choice of Law. It is the understanding of the parties that the scope of the covenants contained in this Section 7.12, both as to time and area covered, are necessary to protect the rights of Purchaser and Purchaser Sub and the goodwill that is a part of the Business of Seller to be acquired by Purchaser and Purchaser Sub. Notwithstanding Section 12.12 hereof, it is the parties’ intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the internal laws of the State of Florida (without giving effect to principles of conflicts of laws). Notwithstanding Section 12.12 hereof, it being the purpose of this Agreement to govern competition by Seller in the Restricted Territory, these covenants shall be governed by and construed according to the internal laws of the State of Florida (without giving effect to principles of conflicts of laws). The prohibitions in each of Subsections (i)-(iv) in Section 7.12(a) above shall be deemed, and shall be construed as separate and independent agreements between Purchaser and Purchaser Sub on the one hand, and Seller respectively, on the other. If any such agreement or any part of such agreement is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part of them or any separate agreement not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void, or unenforceable provisions were omitted. Notwithstanding anything herein to the contrary, the provisions of this Section 7.12(b) shall survive the termination of this Agreement.
          (c) Noncompetition Covenants; Assignment by Purchaser and Purchaser Sub. The parties agree that the covenants of Seller not to compete contained in this Section 7.12 may be assigned by Purchaser and Purchaser Sub to any Person to whom may be transferred the Business of Seller by the sale or transfer of their business and assets or otherwise, including without limitation an Affiliate or acquiror of Purchaser or Purchaser Sub. It is the parties’ intention that these covenants of Seller shall inure to the benefit of any Person that may succeed to the Business and Purchased Assets of Seller (as acquired by Purchaser and Purchaser Sub under this Agreement) with the same force and effect as if these covenants were made directly with such successor.
          (d) Nondisclosure. After the Closing Date, except as may be required for tax purposes or other regulatory purposes, neither Seller nor any of Seller’s successors and assigns shall (a) retain any document, databases or other media embodying any confidential or proprietary know-how which constitutes a part of the Purchased Assets or Assumed Liabilities or use, publish or disclose to any third person any such confidential or proprietary know-how; provided, however, that Seller shall be entitled to retain copies of any of the foregoing to the extent necessary in connection with prosecuting or defending any matter not assumed by Purchaser or Purchaser Sub or related to the Excluded Assets or Excluded Liabilities or (b) use, publish or disclose any information concerning Purchaser, Purchaser Sub or their Affiliates. In the event of any termination of this Agreement, (i) Seller shall treat as confidential and proprietary and shall not disclose or use, directly or indirectly, in any manner whatsoever, or permit others under its control to disclose or to use, any information concerning Purchaser, Purchaser Sub or its business or products obtained pursuant to or in connection with the Transaction which are the subject matter of this Agreement, unless such information is or becomes a matter of public knowledge through no fault of Seller or any of its Members or can be shown to have been in the possession of Seller prior to disclosure by Purchaser or Purchaser Sub and (ii) Seller shall promptly return to Purchaser or Purchaser Sub, as the case may be, upon written request all written information and documents received from any other party, its affiliates, accountants or counsel, in connection with such Transaction, including all copies thereof. Purchaser and Purchaser Sub acknowledges that there is not an adequate remedy at law for the breach of this Section 7.12(d) and that, in addition to any other remedies available, injunctive relief may be granted for any such breach. The provisions of this Section 7.12(d) shall survive any termination of this Agreement.
          (e) Confidential Information. “Confidential Information” shall mean all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants. Information shall not be deemed Confidential Information hereunder if (i) such information becomes available to or known by the public generally through no fault of Seller or a Member or (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, however, that prior to disclosing any information pursuant to this clause (ii), Seller shall, if possible, give prior written notice thereof to Purchaser and Purchaser Sub and, at Purchaser’s or Purchaser Sub’s election, as the case may be, either provide Purchaser or Purchaser Sub, as the case may be, with the opportunity to contest such disclosure or seek to obtain a protective order narrowing the scope of such disclosure and/or use of the Confidential Information; or (iii) Seller reasonably believes that such disclosure is required in connection with the defense of a lawsuit against Seller. Nothing herein shall be construed as prohibiting Purchaser or Purchaser Sub from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.
          (f) Noncompetition Covenants; Remedy for Breach. The parties agree that, in the event of breach or threatened breach of Seller’s covenants in this Section 7.12, the damage or imminent damage to the value and the goodwill of Purchaser or Purchaser Sub and the Business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that each of Purchaser and Purchaser Sub shall be entitled to injunctive relief against Seller in the event of any breach or threatened breach of any of such covenants by Seller, in addition to any other relief (including damages) available to Purchaser and Purchaser Sub under this Agreement or under applicable law.
     7.13 Tail Insurance Policies. Seller shall maintain in full force and effect and keep, at all times during the duration of the Tail Insurance Policy as determined in accordance with Section 9.1(l), valid, outstanding and enforceable all Tail Insurance Policies, perform all its obligations under such Tail Insurance Policies during the duration of the Tail Insurance Policy as determined in accordance with Section 9.1(l), including without limitation the payment in full all required insurance premiums due on such Tail Insurance Policies for the agreed upon duration thereof.
ARTICLE 8. EMPLOYEES
     8.1 Transferred Employees. Purchaser or Purchaser Sub, as the case may be, may, but shall have no obligation to, offer employment or a consulting arrangement, to be effective as of the Closing Date and contingent upon the Closing, on terms to be determined by Purchaser or Purchaser Sub, as the case may be, to those service providers of Seller who are listed on Schedule 8.1 (collectively, the “Transferred Employees”). Seller shall terminate the employment, to be effective as of the Closing Date, of any employees of the Business who are not Transferred Employees. The parties acknowledge and agree that it is not the intention of the parties that any contracts of employment of any employees of Seller shall be assumed by Purchaser or Purchaser Sub, as the case may be, as a result of the Transaction. Seller shall use best efforts to (i) encourage the Transferred Employees to continue their employment with Seller until Closing and thereupon to accept employment or a consulting arrangement with Purchaser Sub (as determined in Purchaser’s sole discretion), and (ii) assist Purchaser Sub in employing or otherwise engaging any Transferred Employees.
     8.2 Employee Benefit Arrangements. In order to secure an orderly and effective transition of the employee benefit arrangements for Transferred Employees and their respective beneficiaries and dependents, Seller, Purchaser and Purchaser Sub shall cooperate, both before and after the Closing Date, to (i) exchange information related to the Transferred Employees, including employment records, benefits information, and financial statements and (ii) take any other actions with respect to the Transferred Employees and their respective beneficiaries and dependents.
     8.3 Compliance with Legal Requirements and Other Obligations. Prior to the Closing, at its sole cost and expense, Seller shall take all actions necessary to comply with all appropriate Legal Requirements in connection with Seller’s employment of its employees. Seller shall be solely responsible, before and after the Closing, for the payment of any amounts required to be paid under any Legal Requirement as a result of the termination or layoff of any employee of Seller who is not a Transferred Employee in connection with this Transaction. Prior to the Closing, Seller shall perform all of its contractual and other obligations in connection with the employment of its employees.
     8.4 No Benefit to Seller Employees Intended. This Article 8 is not intended to, and does not, create any rights or obligations to or for the benefit of anyone other than Purchaser, Purchaser Sub and Seller.
ARTICLE 9. CONDITIONS TO CLOSING
     9.1 Conditions to Purchaser’s and Purchaser Sub’s Obligation to Close. The obligations of Purchaser and Purchaser Sub to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:

          (a) Representations, Warranties and Covenants. (i) All of the representations and warranties of Seller and the Members in this Agreement shall have been true and correct in all respects (considered collectively and individually) as of the date of this Agreement and shall be true and correct in all respects (considered collectively and individually) as of the Closing Date (or, to the extent such representations and warranties speak only as of an earlier date, they shall be true and correct in all respects as of such earlier date); and (ii) Seller shall have performed, in all material respects (considered collectively and individually), all covenants and obligations in this Agreement required to be performed by Seller as of the Closing Date;
          (b) Documents. Seller shall have delivered to Purchaser all of the documents and agreements set forth in Sections 3.2 and 3.4;
          (c) Consents. Seller shall have delivered to Purchaser and Purchaser Sub all Assignment Consents and other Consents required (i) for the transfer of the Business and the Purchased Assets; (ii) for the consummation of the Transaction; or (iii) to prevent a breach or termination of any Seller Contract;
          (d) Estoppel Letters. Seller shall have delivered to Purchaser Estoppel Letters, substantially in the form attached hereto as Exhibit 9.1(d) (the “Estoppel Letters”), from each lessor of Real Property;
          (e) Opinion of Seller’s and Members’ Counsel. Seller shall have delivered to Purchaser and Purchaser Sub an Opinion of Seller’s and Members’ counsel, substantially in the form attached hereto as Exhibit 9.1(e);
          (f) Member Approval. To the extent required under applicable Legal Requirements or the Certificate of Formation or Operating Agreement of Seller, this Agreement and the consummation of the Transaction shall have been approved and adopted by the unanimous vote of the members of Seller;
          (g) Special Diligence. Purchaser and its Representatives shall have had an opportunity to examine and review all aspects of the operations of Seller and Seller’s business, including without limitation and in particular, any and all materials, documents and other evidence material to Seller’s representations under Sections 4.36 and 4.37 and Seller’s compliance with all Legal Requirements in respect thereof, and Purchaser and its Representatives shall be satisfied in their sole discretion as to the results of such completed examination and review;
          (h) No Proceedings. Since the date of this Agreement, no Proceeding shall have been commenced or threatened against Purchaser or Purchaser Sub, or against any Representative of Purchaser or Purchaser Sub (a) involving any challenge to, or seeking Damages or other relief in connection with, the Transaction; or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Transaction;

          (i) Governmental Authorizations. Purchaser or Purchaser Sub, as may be necessary, shall have received such Governmental Approvals as are necessary or desirable to allow Purchaser Sub to operate the Purchased Assets from and after Closing;
          (j) [Intentionally Omitted];
          (k) Completion of Due Diligence. Purchaser and its Representatives shall have had an opportunity to examine and review all aspects of the operations of Seller and Seller’s business, and Purchaser and its representatives shall be satisfied in their sole discretion as to the results of such completed examination and review;
          (l) Tail Insurance Policy. Seller shall obtain a products liability Insurance Policy, issued by an insurer that is financially sound and reputable and reasonably acceptable to Purchaser, with limits sufficient to provide coverage for all Excluded Liabilities and sufficient for compliance with all Legal Requirements and Seller Contracts, naming Purchaser or Purchaser Sub, as determined at the sole discretion of Purchaser, as an additional named insured, in such amounts and such durations as Purchaser reasonably specifies in writing prior to the Closing Date (the “Tail Insurance Policy”). The cost on the Tail Insurance Policy shall be shared equally by Seller and Purchaser; provided, that Purchaser is provided with a written invoice or receipt with regard to the total cost of such Tail Insurance Policy; and, provided, further, that in no event shall the shared cost to Purchaser exceed $ [***] (in which case, any additional costs above the $ [***] shared amount shall be borne entirely by Seller); and,
          (m) Resolution of Legal Requirement Damages. Seller and Members shall use their best efforts to remedy any Damages related to Legal Requirements outstanding prior to the Closing and with respect to any such Damages not remedied at or prior to the Closing will be treated as Purchaser Damages for which Seller and the Members, jointly and severally, will indemnify, defend and hold harmless Purchaser, Purchaser Sub and their Representatives in accordance with the provisions of Section 11 hereto.
     9.2 Conditions to Seller’s and Members’ Obligation to Close. The obligations of Seller and the Members to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller in writing:
          (a) Representations, Warranties and Covenants. (i) All of the representations and warranties of Purchaser in this Agreement shall have been true and correct in all material respects (considered collectively and individually) as of the date of this Agreement and shall be true and correct in all material respects (considered collectively and individually) as of the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all material respects as of such earlier date); (ii) all of the representations and warranties of Purchaser in this Agreement that contain an express materiality qualification shall have been true and correct in all respects (considered collectively and individually) as of the date of this Agreement and shall be true and correct in all respects (considered collectively and individually) as of the Closing Date (or, to the extent such representations and warranties speak only as of an earlier date, they shall be true and correct in all respects as of such earlier date); and (iii) Purchaser shall have performed, in all material respects (considered collectively and individually), all covenants and obligations in this Agreement required to be performed by Purchaser as of the Closing Date; and
          (b) Deliveries. Purchaser shall have delivered to Seller all of the documents and agreements set forth in Sections 3.3 and 3.4.
     9.3 Conditions to Obligations of Each Party to Close. The respective obligations of each party to this Agreement to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following condition(s), any of which may be waived by Purchaser or Seller, as applicable, in writing:
          (a) No Legal Impediments to Closing. There shall not be in effect any Order issued by any Governmental Authority preventing the consummation of the Transaction, seeking any Damages as a result of the Transaction, or otherwise affecting the right or ability of Purchaser Sub to own, operate or control the Business, the Purchased Assets or the Assumed Liabilities, nor shall any Proceeding be pending that seeks any of the foregoing. There shall not be any Legal Requirement prohibiting Seller from selling or Purchaser Sub from owning, operating or controlling the Business, the Purchased Assets or the Assumed Liabilities or that makes this Agreement or the consummation of the Transaction illegal.
ARTICLE 10. TERMINATION
     10.1 Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated by written notice explaining the reason for such termination (without prejudice to other remedies which may be available to the parties under this Agreement, at law or in equity):
          (a) by the mutual written consent of Purchaser and Seller;
          (b) by either Purchaser or Seller if (i) the non-terminating party (including for these purposes only in respect of the Seller, both Seller and all of the Members) is in material breach of any material provision of this Agreement and such breach shall not have been cured within thirty (30) days of receipt by such party of written notice from the terminating party of such breach; and (ii) the terminating party (including for these purposes only in respect of the Seller, both Seller and all of the Members) is not, on the date of termination, in material breach of any material provision of this Agreement;
          (c) by either Purchaser or Seller if (i) the Closing has not occurred on or prior to January 31, 2007 (the “Outside Closing Date”) for any reason; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement; and
          (d) by either Purchaser or Seller if (i) satisfaction of a closing condition of the terminating party in Article 9 is impossible; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement.
     10.2 Effect of Termination. If this Agreement is terminated in accordance with Section 10.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Article 10 and Sections 7.12(e), 12.1, 12.3 to 12.6, and 12.8 to 12.20; provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
ARTICLE 11. INDEMNIFICATION
     11.1 Survival of Representations and Warranties. All representations and warranties of Seller and the Members in this Agreement or any other Transaction Agreement shall survive the Closing until the third (3rd) anniversary of the Closing Date (the “Survival Date”); provided, however, that (a) all representations and warranties relating to Environmental and Safety Laws shall survive indefinitely; (b) all representations and warranties of Seller or Purchaser contained in Sections 4.15, 4.19, 4.21, 4.25, 4.26, 4.31, 4.34, 4.35, 4.36, or 4.37 shall survive until the expiration of the relevant statute of limitations period (including any applicable extensions thereof)(or for three (3) years if there is no applicable statute of limitations), provided, however, that such limitations shall not apply to any to any Seller indemnification obligations arising out of, relating to or resulting from fraud or intentional misrepresentation by Seller; and (c) any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice in accordance with Section 11.4 shall survive until final resolution of such claim. All of Purchaser’s representations and warranties in this Agreement or any other Transaction Agreement shall terminate on the Closing Date, and shall thereafter be of no further force or effect. The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation (including without limitation any environmental investigation or Environmental Report), verification or examination by any party hereto or by any Representative of any such party or by any such party’s Knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.
     11.2 Indemnification by Seller and Members. Subject to the limitations set forth in this Article 11, Seller and the Members, jointly and severally, shall indemnify, defend and hold harmless Purchaser, Purchaser Sub and their respective Representatives from and against any and all Damages, whether or not involving a third party claim, including attorneys’ fees (collectively, “Purchaser Damages”), arising out of, relating to or resulting from (a) any breach of a representation or warranty of Seller or a Member(s) contained in this Agreement or in any other Transaction Agreement; (b) any breach of a covenant of Seller or a Member(s) contained in this Agreement or in any other Transaction Agreement; (c) Excluded Assets or Excluded Liabilities or other Liabilities not expressly Assumed Liabilities; or (d) any noncompliance with applicable bulk sales or fraudulent transfer Legal Requirements in connection with the Transaction; (e) any product or component thereof manufactured or shipped, or any services provided by, Seller, in whole or in part, prior to the Closing Date; (f) any claims brought by employees or contractors of Seller who were or are terminated prior to or as of, or as a result of, the Closing of the Transaction; or (g) Permanent Non-Assignable Assets. [***].
     [***]
     11.3 Indemnification Liability of Purchaser. Purchaser hereby agrees to indemnify, defend, and hold Seller and the Members, and their respective officers, employees, agents, successors, and assigns, and each of them, free and harmless from and against any Damages directly or indirectly arising out of, resulting from or relating to all Assumed Liabilities to the extent such Damage results from Purchaser’s failure to carry out obligations with respect to Assumed Liabilities after Closing; provided, that Seller Damages arising out of any breach of Purchaser’s representations and warranties shall not include losses in the nature of incidental or consequential damages, lost profits, diminution in value, damage to reputation or goodwill or other items of a speculative nature.
     11.4 Procedures for Indemnification. Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Proceeding by a third-party with respect to any matter referred to in Sections 11.2, the Indemnitee shall give written notice thereof to the party obligated to indemnify Indemnitee (the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. A claim for indemnification for any matter not involving a third-party Proceeding may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.
     11.5 Limitations on Indemnification.
           (a) Notwithstanding anything herein to the contrary, Seller shall not be obligated to indemnify Purchaser under this Article 11 unless the aggregate of all Purchaser Damages exceeds Fifty Thousand Dollars ($50,000) (the “Seller’s Basket”), in which case the Purchaser shall be entitled to recover all Purchaser Damages, including the amount equal to the Seller’s Basket; provided, however, that the Seller’s Basket shall not apply to limit any Seller indemnification obligation (w) arising out of, relating to or resulting from fraud or intentional misrepresentation by Seller; (x) arising out of, relating to or resulting under Section 11.2(b), (c) or (d) or from a breach of any of Seller’s representations or warranties in Sections 4.1, 4.15, 4.19, 4.20, 4.21, 4.24, 4.25, 4.26, 4.31, 4.34, 4.35, 4.36, or 4.37; (y) Claims related to Excluded Liabilities which will not be applicable to Seller’s Basket; or (z) if the Transaction does not close; provided, however, that any materiality qualification as to a particular representation and warranty to which Purchaser Damages relates will not be taken into account in determining the magnitude of the damages occasioned by the breach for purposes of calculating whether they are applied to Seller’s Basket.
           (b) Notwithstanding anything herein to the contrary, Purchaser shall not be obligated to indemnify Seller under this Article 11 unless the aggregate of all Seller Damages exceeds [***] (the “Purchaser’s Basket”), in which case the Seller shall be entitled to recover all Seller Damages, including the amount equal to the Purchaser’s Basket; provided, however, that the Purchaser’s Basket shall not apply to limit any Purchaser indemnification obligation (x) arising out of, relating to or resulting from fraud or intentional misrepresentation by Purchaser; (y) arising out of, relating to or resulting from any breach of a covenant of Purchaser contained in this Agreement or in any other Transaction Agreement; or (z) if the Transaction does not close; provided, however, that any materiality qualification as to a particular representation and warranty to which Seller Damages relates will not be taken into account in determining the magnitude of the damages occasioned by the breach for purposes of calculating whether they are applied to Purchaser’s Basket.

     11.6 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against the other party.
     11.7 Method of Asserting Claims. All claims for indemnification by the Purchaser or Purchaser Sub pursuant to this Article 11 shall be made in accordance with the provisions of the Escrow Agreement.
     11.8 Right of Setoff. Upon notice to Seller and Members, Purchaser or Purchaser Sub may set off any amount to which it may be entitled under this Article 11 against amounts otherwise payable to Seller or Members, including without limitation, the Earn-Out Payments. Neither the exercise, nor the failure to exercise, such right of setoff will constitute an election of remedies or limit Purchaser or Purchaser Sub in any manner in the enforcement of any other remedies that may be available to it.
     11.9 Limitation on Liability. Subject to the provisions of this Section 11.9, the total aggregate liability of the Seller and Members under this Agreement, including, but not limited to the indemnification provisions set forth in this Article 11 shall not exceed the Initial Payment and any Earn-Out Payments paid by Purchaser (the “Total Consideration”). Notwithstanding anything to the contrary contained herein, the limitation on liability imposed by this Section 11.9, shall not apply and be void and of no effect as to any intentional misrepresentation or fraud or, a breach of Section 4.23 (Taxes), 4.22 (Environmental Matters), and any Excluded Liabilities (including any liability of Seller that became a liability of Purchaser or Purchaser Sub under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law) (the “Unlimited Seller Liabilities”). Subject to the foregoing unlimited liability of all Members for the Unlimited Seller Liabilities, the aggregate maximum indemnification obligation of each Member under this Article 11 shall be limited to an amount determined by multiplying the respective pro rata percentage ownership of a Member as set forth on Schedule 4.3(a) hereto and the Total Consideration. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 11 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.
ARTICLE 12. MISCELLANEOUS PROVISIONS
     12.1 Expenses. Whether or not the Transaction is consummated, each party shall pay it own costs and expenses in connection with this Agreement and the Transaction (including the fees and expenses of its advisers, accountants and legal counsel).

     12.2 Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction.
     12.3 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
     12.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
if to Purchaser or Purchaser Sub:
Micrus Endovascular Corporation
821 Fox Lane
San Jose, CA 95131
Attention: Executive Vice President
Telephone: (408) 433-1400
Facsimile: (408) 433-1401
with a copy (not constituting notice) to:
Greenberg Traurig, LLP
1900 University Avenue, 5th Floor
East Palo Alto, CA 94303
Attention: E. Thom Rumberger, Esq.
Telephone: (650) 328-8500
Facsimile: (650) 328-8508
if to Seller:
VasCon, LLC
[***]
Doral, FL 33172
Attention: [***]
Telephone: [***]
Facsimile: [***]

with a copy (not constituting notice) to:
Perlman, Yevoli & Albright, P.L.
1500 N. Federal Highway, Suite 250
Ft. Lauderdale, FL 33304
Attention: Jason E. Perlman, Esq.
Telephone: (954) 566-7117
Facsimile (954) 566-7115
if to the Members, as follows:
[***]
if to Escrow Agent:
[***]
     12.5 Confidentiality. Without limiting the generality of anything contained in Section 5.4, on and at all times after the Closing Date, each party shall keep confidential, and shall not use or disclose to any other Person, any non public document or other non-public information in such party’s possession that relates to the business of the Seller, Purchaser or Purchaser Sub.
     12.6 Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transaction contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.
     12.7 Time of the Essence. Time is of the essence of this Agreement.
     12.8 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     12.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
     12.10 Venue. The parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof may be brought only in the courts located in New Castle County, in the State of Delaware or the federal district courts located within New Castle County, State of Delaware, and the parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any suit, action or proceeding.

     12.11 Disclosure and Accommodation. Matters disclosed on a Seller and Members Disclosure Schedule or Exhibit, as the case may be, herein shall be deemed to be adequate disclosure for purposes of disclosing information only with respect to the particular section of this Agreement to which such Schedule or Exhibit relates, except to the extent that such matters are also disclosed on, or cross-referenced to, another Schedule or Exhibit. To the extent that a matter is disclosed, but a material circumstance related thereto is not ascertainable from the information disclosed on the Schedule or Exhibit concerning such matter by review of the specific agreements, documents or other information identified on the Schedule or Exhibit and made available for review, it shall not be deemed to be adequate disclosure of such material circumstance.
     12.12 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).
     12.13 Successors and Assigns. This Agreement shall be binding upon: the Seller and its successors and assigns (if any); Purchaser, Purchaser Sub and their successors and assigns (if any); the Members, and their assigns. This Agreement shall inure to the benefit of: the Seller; the Seller’s Members (to the extent set forth herein); Purchaser and Purchaser Sub; and the respective successors and assigns (if any) of the foregoing. From and after the date hereof, each of Purchaser and Purchaser Sub may freely assign this Agreement and any or all of their rights under this Agreement (including, without limitation, the noncompetition provided for in Section 7.12(a) and (b), and indemnification rights under Article 11), in whole or in part, to any Subsidiary or any other Person, without obtaining the consent or approval of Seller, any of the Members, any other party hereto, or of any other Person.
     12.14 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.
     12.15 Waiver.
          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     12.16 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.
     12.17 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
     12.18 Parties in Interest. Except as provided in Section 12.13, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).
     12.19 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.
     12.20 Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.
[Signatures Follow on a Separate Page]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“Purchaser”

MICRUS ENDOVASCULAR CORPORATION

By:	/s/ Robert A. Stern
Name:	Robert A. Stern
Title:	Executive Vice President

“Purchaser Sub”

MICRUS DESIGN TECHNOLOGY, INC.

By:	/s/ Robert A. Stern
Name:	Robert A. Stern
Title:	Chief Financial Officer

“Seller”

VASCON, LLC

By:	/s/ Oscar Jimenez
Name:	Oscar Jimenez
Title:	CEO

“Members”

[***]
Signature Page
to Asset Purchase Agreement

EXHIBIT A
CERTAIN DEFINITIONS
     “Affiliate” shall mean any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any officer, director or member of a Person or any corporation, partnership, trust or other entity in which Seller or any such family member has a five percent (5%) or greater interest or is a director, officer, partner or trustee. The term Affiliate shall also include any entity which controls, or is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence.
     “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Seller and Members Disclosure Schedule and all other schedules and exhibits attached hereto), as it may be amended from time to time.
     “Assignment and Assumption” shall have the meaning specified in Section 3.2(b).
     “Assignment Consent” shall have the meaning specified in Section 1.5(a).
     “Assumed Liabilities” shall have the meaning specified in Section 1.3.
     “Best Efforts” shall mean the efforts that a prudent Person desiring to achieve a particular result would use in similar circumstances to achieve such result as expeditiously as possible provided, however, that a person required to use his Best Efforts under this Agreement will not be thereby required to take actions that would result in a materially adverse change in the benefits to such person of this Agreement and the Transaction, or to dispose of or make any change to its business, expend any material funds or incur any other material burden.
     “Books and Records” shall have the meaning specified in Section 1.1(n).
     “Breach” shall mean the occurrence of any inaccuracy in or breach of, or any failure to comply with or perform, a representation, warranty, covenant, obligation or other provision of any Contract.
     “Business” shall have the meaning set forth in the first Recital.
     “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed.
     “Cash Amount” shall have the meaning specified in Section 2.1(a)(i)(1).
     “Closing” shall have the meaning specified in Section 3.1.
     “Closing Balance Sheet” shall have the meaning specified in Section 2.2(b).
     “Closing Date” shall have the meaning specified in Section 3.1.
     “Closing Working Capital” shall have the meaning specified in Section 2.2(b)(ii).

     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Competing Party” shall have the meaning specified in Section 6.3.
     “Competing Transaction” shall have the meaning specified in Section 6.3.
     “Competitive Activity” shall have the meaning specified in Section 7.12(a)(ii).
     “Confidential Information” shall have the meaning specified in Section 7.12(e).
     “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).
     “Contract” shall mean any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.
     “Contractors” shall have the meaning specified in Section 4.20(a).
     “Copyrights” shall mean all copyrights, including in and to rights in or to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.
     “Damages” shall mean and include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation), or expense of any nature.
     “Defined Benefit Plan” shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.
     “Deposits and Advances” shall have the meaning specified in Section 1.1(i).
     [***]
     “Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA.
     “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).
     “Environmental and Safety Laws” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or Hazardous Materials or otherwise relating to protection of human health or the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wetlands, species or natural resources), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances including but not limited to such laws as the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq. (CERCLA), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., as amended, any regulation promulgated thereunder and any comparable as similar state and local state statutes and regulations.
     “Environmental and Safety Laws Liability” shall mean any potential or actual cost, damages, expense, liability, claim, obligation or other responsibility arising from or under any Environmental and Safety Laws, including those consisting of or relating to:
     (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any Hazardous Materials;
     (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental and Safety Laws, including oversight costs;
     (c) financial responsibility under any Environmental and Safety Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental and Safety Law (whether or not such Cleanup has been required or requested by any Governmental Authority or any other Person) and for any natural resource damages; or
     (d) any other compliance, corrective or remedial measure required under any Environmental and Safety Law.
     The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) as amended, and comparable or similar state or local laws and regulations.
     “Environmental Report” shall have the meaning specified in Section 9.1(j).
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow” shall have the meaning specified in Section 2.1(c).

     “Escrow Agreement” shall have the meaning specified in Section 2.1(c).
     “Escrow Amount” shall have the meaning specified in Section 2.1(c).
     “Estoppel Letters” shall have the meaning specified in Section 9.1(d).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Excluded Assets” shall have the meaning specified in Section 1.2.
     “Excluded Contracts” shall have meaning specified in Section 1.2(h).
     “Excluded Liabilities” shall have the meaning specified in Section 1.4.
     “Exercise All Rights” shall mean to exercise or practice any and all rights now or hereafter provided by law (by treaty, statute, common law or otherwise) anywhere in the world to inventors, authors, creators and/or owners of intellectual or intangible property; including the right to make, use, disclose, sell, offer to sell, distribute, import, rent, lease, lend, reproduce, prepare derivative works of and otherwise modify, perform and display (whether publicly or otherwise), broadcast, transmit, use and/or otherwise exploit such intellectual or intangible property and/or any product, component or service embodying, related to or subject to such intellectual or intangible property; and the right to assign, transfer, license and/or sublicense (with the right to sublicense further) any of the foregoing, and the right to have and/or authorize others do any of the foregoing.
     “Financial Statements” shall have the meaning specified in Section 4.7(a).
     “FIRPTA Notification Letter” shall have the meaning specified in Section 3.2(e).
     “Free or Copyleft Software” means any software that is generally available in source code form under a license agreement that requires, as condition of being distributed, that the source code for the software be made available to licensees to whom such software is distributed, including without limitation any software licensed under the GNU General Public License, the GNU Library (or Lesser) General Public License, or the Mozilla Public License.
     “FDA” shall have the meaning specified in Section 4.22(c).
     “GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.
     “General Assignment and Bill of Sale” shall have the meaning specified in Section 3.2(a).
     “Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.
     “Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
     “Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined, identified or regulated as hazardous or toxic under any Environmental and Safety Laws, including gasoline, petroleum and petroleum products, asbestos, asbestos containing materials, polychlorinated biphenyls, urea formaldehyde, insulation, mold, microbial matter, radon and lead based paint, including, without limitation (i) any “hazardous substance” defined as such (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601(14), as amended, or any so called “superfund” or “superlien” laws, including the judicial interpretations thereof; (ii) any “pollutant” or “contaminant” as defined in 42 U.S.C. § 9601(33); (iii) any material defined as a “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and (v) any other toxic substance or contaminant that is subject to any other Environmental and Safety Law or other past or present requirement of any Governmental Authority. Any reference above to an Environmental and Safety Law includes the same as it may be amended from time to time, including the judicial interpretation thereof, and any regulations promulgated thereunder.
     “Indemnitee” shall have the meaning specified in Section 11.4.
     “Indemnitor” shall have the meaning specified in Section 11.4.
     “Independent Accountants” shall have the meaning specified in Section 2.2(b)(iv).
     “Interim Working Capital” shall have the meaning specified in Section 2.2(b)(i).
     “Insurance Policies” shall have the meaning specified in Section 4.14.
     “Intellectual Property” shall mean all technology, information, or materials, including without limitation works of authorship, inventions, software, documentation, processing, manufacturing or marketing information, inventions, processes, ideas, papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information.
     “Intellectual Property Rights” shall mean any or all rights in and to Intellectual Property and intangible industrial property rights, including, without limitation, (i) Patents, Trade Secrets,

Copyrights, Mask Works, Trademarks and (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.
     “Interim Balance Sheet” shall have the meaning specified in Section 4.7(a).
     “Interim Balance Sheet Date” shall have the meaning specified in Section 4.7(a).
     “Inventory” shall have the meaning specified in Section 1.1(b).
     “Investments” shall have the meaning specified in Section 4.33.
     “IRS” means the Internal Revenue Service.
     “IRS Notice” shall have the meaning specified in Section 3.2(f).
     “Key Employees” shall mean [***].
     “Knowledge”: An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter or (ii) (except when Knowledge is stated to be “actual Knowledge”) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. Seller shall be deemed to have “Knowledge” of a particular fact or other matter if any Member has actual knowledge of such fact or other matter after due and diligent inquiry.
     “Leased Real Property” shall have the meaning set forth in Section 1.1(f).
     “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, guidance document, permit, approval, clearance, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including, without limitation, by the Food and Drug Administration of the United States Department of Health and Human Services (“FDA”), and all laws and regulations relating to occupational safety and health and the environment.
     “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable, including, without limitation, any loan or indebtedness between Seller and Members and any Member “guaranteed payments” owed by Seller to the Members (for purposes of clarification, such loans, indebtedness and “guaranteed payments” owed by Seller to Member as described in this definition shall remain

Seller liabilities to be paid in accordance with the provisions of this Agreement and shall in no event be included as Assumed Liabilities of Purchaser Sub).
     “Machinery and Equipment” shall have the meaning specified in Section 1.1(c).
     “Major Customers” shall have the meaning specified in Section 6.11.
     “Mask-Works” shall mean all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology.
     “Material Adverse Effect” means (i) with respect to Purchaser or Purchaser Sub, as the case may be, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of Purchaser or Purchaser Sub, as the case may be, or their respective subsidiaries, taken as a whole or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent Purchaser or Purchaser Sub, as the case may be, or their respective subsidiaries from performing their obligations under this Agreement and (ii) with respect to Seller, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets (including Purchased Assets), liabilities (including Assumed Liabilities), business, operations, results of operations or prospects of Seller, its Subsidiaries, or the Business or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent Seller from performing their obligations under this Agreement.
     “Material Contracts” shall have the meaning specified in Section 4.13(a).
     “Member of the Controlled Group” shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Seller under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.
     “Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.
     “Non-Assignable Asset” shall have the meaning specified in Section 1.5(a).
     “Noncompetition Period” shall have the meaning specified in Section 7.12(a)(i).
     “Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.
     “Ordinary Course of Business” shall describe any action taken by a party if (a) such action is consistent with such party’s past practices and is taken in the ordinary course of such party’s normal day to day operations; (b) such action is taken in accordance with sound and prudent business practices; (c) such action is not required to be authorized by such party’s members, board of directors or any committee thereof and does not require any other separate or special authorization of any nature; and (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day to day operations of other Entities that are engaged in businesses similar to such party’s business
     “Outside Closing Date” shall have meaning specified in Section 10.1(c).
     “Packaging Materials” shall have the meaning specified in Section 7.10(d).
     “Patent Assignment” shall have the meaning specified in Section 3.2(c).
     “Patents” shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures related to the Business or any Purchased Assets or Assumed Liabilities.
     “Person” shall mean any individual, Entity or Governmental Authority.
     “Personal Property” shall have the meaning specified in Section 1.1(d).
     “Personal Property Leases” shall have the meaning specified in Section 1.1(g).
     “Post-Closing Adjustment Amount” shall have the meaning specified in Section 2.2(a).
     “Post-Closing Period” shall mean any taxable period beginning after the close of business on the Closing Date or, in the case of any tax period which includes, but does not begin, after the close of business on the Closing Date, the portion of such period beginning after the close of business on the Closing Date.
     “Pre-Closing Period” shall mean any taxable period ending on or before the close of business on the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.
     “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.
     “PTO” shall have the meaning specified in Section 4.17(g).
     “Purchase Price” shall have the meaning specified in Section 2.1(a).
     “Purchased Assets” shall have the meaning specified in Section 1.1.

     “Purchaser” shall mean Micrus Endovascular Corporation, a Delaware corporation.
     “Purchaser Sub” shall mean Micrus Design Technology, Inc.
     “Purchaser Damages” shall have the meaning specified in Section 11.2.
     “Purchaser Disclosure Schedule” shall have the meaning specified in Article 5.
     “Purchaser’s Common Stock” shall mean the Purchaser’s common stock, par value $0.01 per share.
     “Real Property Leases” shall have the meaning specified in Section 1.1(f).
     “Rebates and Credits” shall have the meaning specified in Section 1.1(j).
     “Receivables” shall have the meaning specified in Section 1.1(a).
     “Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.
     “Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a party. In addition, all Affiliates of Seller shall be deemed to be “Representatives” of Seller.
     “Resolutions” shall have the meaning specified in Section 4.2(a)(iii).
     “Restricted Territory” shall have the meaning specified in Section 7.12(a)(iii).
“Retained Marks” shall have the meaning specified in Section 7.10(a)
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Seller” shall mean VasCon, LLC, a Delaware limited liability company.
     “Seller Benefit Plans” shall have the meaning specified in Section 4.21.
     “Seller Claims” shall have the meaning specified in Section 1.1(m).
     “Seller Contracts” shall have the meaning specified in Section 1.1(k).
     “Seller and Members Disclosure Schedule” shall have the meaning specified in Article 4.

     “Seller Intellectual Property” means all Intellectual Property owned, exclusively licensed to, held for the benefit of, or otherwise controlled by Seller.
     “Seller Intellectual Property Rights” means all Intellectual Property Rights related to Seller Intellectual Property.
     “Seller Phantom Plan” shall mean the VasCon 2005 Incentive Plan.
     “Seller Phantom Units” shall mean all outstanding units, whether vested or unvested, granted, awarded or issued from or under the Seller Phantom Plan.
     “Seller Products” shall mean all products and services manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided (or planned or envisioned to be manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided) by or for Seller (including all versions and releases thereof, whether already distributed or provided, under development, planned or conceived, or otherwise), together with any related materials, information or data, including, without limitation, the names, numbers (e.g., part numbers) and packaging associated with such products and services..
     “Seller Registered Intellectual Property Rights” shall have the meaning specified in Section 4.17(a).
     “Seller’s Board” means the board of directors of Seller.
     “Seller’s Basket” shall have the meaning specified in Section 11.5(a).
     “Shares” shall have the meaning specified in Section 2.1(a)(i)(2).
     “Subsidiary” shall mean, any direct or indirect subsidiary of an Entity.
     “Survival Date” shall have the meaning specified in Section 11.1.
     “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.
     “Tax Authority” means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).
     “Tax Return” shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.
     “Trade Secrets” shall mean all rights in or to trade secrets under applicable law and other rights in know-how and confidential or proprietary information.
     “Trademark Assignment” shall have the meaning specified in Section 3.2(c).
     “Trademarks” shall mean any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses, and all goodwill associated therewith throughout the world.
     “Transaction” shall mean, collectively, the transactions contemplated by this Agreement.
     “Transaction Agreements” shall mean this Agreement and all other agreements, certificates, instruments, documents and writings delivered by Purchaser, Purchaser Sub and/or Seller in connection with the Transaction.
     “Transferred Employees” shall have the meaning specified in Section 8.1.
     “Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets or assumption of Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.
     “Voting Agreement” shall have the meaning specified in the recitals.
     “WARN Act” shall have the meaning specified in Section 4.20(e).
     “Working Capital” shall have the meaning specified in Section 2.2(b)(i).

EXHIBITS AND SCHEDULES

Exhibit A	Certain Definitions
Exhibit 2.1(c)	Escrow Agreement
Exhibit 3.2(a)	General Assignment and Bill of Sale
Exhibit 3.2(b)	Assignment and Assumption
Exhibit 3.2(c)(i)	Trademark Assignment
Exhibit 3.2(c)(ii)	Patent Assignment
Exhibit 3.2(e)(1)	FIRPTA Notification Letter
Exhibit 3.2(e)(2)	FIRPTA Notification Letter Statement to Members
Exhibit 3.2(f)	Notice to Internal Revenue Service
Exhibit 9.1(d)	Landlord Estoppel (Real Property Lease)
Exhibit 9.1(e)	Opinion of Seller’s and Members’ Counsel
Exhibit 3.2(k)	Member/Key Employee Offer Letter(s)
Exhibit 3.2(l)	Non-competition Agreement
Exhibit 3.3(g)	Registration Rights Agreement

Schedule 1.1(a)	Receivables
Schedule 1.1(b)	Inventory
Schedule 1.1(c)	Machinery and Equipment
Schedule 1.1(d)	Personal Property
Schedule 1.1(f)	Leased Real Property
Schedule 1.1(g)	Personal Property Leases
Schedule 1.1(h)	Intellectual Property
Schedule 1.1(i)	Deposits and Advances
Schedule 1.1(j)	Rebates and Credits
Schedule 1.1(k)	Seller Contracts
Schedule 1.1(l)	Governmental Approvals
Schedule 1.1(m)	Claims
Schedule 1.2(d)	Excluded Personal Property
Schedule 1.2(h)	Excluded Contracts
Schedule 2.1(b)	Internal Products
Schedule 4	Seller and Members Disclosure Schedule
Schedule 4.3(a)	Seller Members
Schedule 4.5(e)	Notices
Schedule 4.7(c)	Accounts Payable
Schedule 4.15	Encumbrances
Schedule 4.17(m)	Seller Contracts Affecting Intellectual Property Rights
Schedule 4.25(b)	Seller Governmental Approvals Pursuant to Environmental and Safety Laws
Schedule 4.32	Bank Accounts
Schedule 5	Purchaser Disclosure Schedule
Schedule 5.3	Notices
Schedule 8.1	Transferred Employees